                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                      S.Y. BANCORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                 S.Y. BANCORP, INC.
                                1040 EAST MAIN STREET
                             LOUISVILLE, KENTUCKY  40206
                                    (502) 582-2571
                                     ____________


                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                     ____________

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of S.Y. BANCORP, INC. ("Bancorp") will be held on Wednesday, April 22, 1998, at 10:00 a.m., at Stock Yards Bank & Trust Company's Exchange Building dining room, 1048 East Main Street, Louisville, Kentucky 40206, for the following purposes:

     1. ELECTION OF DIRECTORS. To approve the action of the Board of Directors fixing the number of directors at fifteen (15) and to elect four (4) nominees as directors, each named in the accompanying Proxy Statement.

     2. APPROVAL OF INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK. To approve a proposed amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock from 5,000,000 to 10,000,000.

     3. OTHER BUSINESS. To consider and act upon such other matters as may properly be brought before the Annual Meeting or any adjournment thereof.

     Information regarding the matters to be acted upon at the meeting is contained in the Proxy Statement accompanying this Notice.

     Only those holders of Bancorp Common Stock of record at the close of business on March 6, 1998, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

     We hope you will be represented at the meeting. Please sign and return the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person. Your vote is important. The Board of Directors of Bancorp appreciates the cooperation of shareholders in directing proxies to vote at the meeting.




Louisville, Kentucky                    By Order Of The Board Of Directors
March 18, 1998

                                        /s/ David H. Brooks
                                        --------------------------------------
                                        David H. Brooks
                                        Chairman and Chief Executive Officer




                               YOUR VOTE IS IMPORTANT
          PLEASE DATE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE
                        ACCOMPANYING POSTAGE PAID ENVELOPE.

                                 TABLE OF CONTENTS


                                                                           Page
GENERAL   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1

RELATIONSHIP OF BANCORP AND THE BANKS. . . . . . . .. . . . . . . . . . .      2

VOTING AT THE ANNUAL MEETING   . . .. . . . . . . . . . . . . . . . . . .      2

PRINCIPAL HOLDERS OF BANCORP COMMON STOCK  .. . . . . . . . . . . . . . .      3

ELECTION OF DIRECTORS  . . . . . . . . . . . . . . . . . . . . .. . . . .      4

MEETINGS AND COMMITTEES OF THE BOARD  . . . . . . . . . . . . . . . . . .      9

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION  . . . . . . .     10

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS  . . .  . .. . . . . . .     11

TRANSACTIONS WITH MANAGEMENT AND OTHERS  . . . . . . . . . . .. . . . . .     16

APPROVAL OF INCREASE IN AUTHORIZED SHARES OF COMMON STOCK  . . .. . . . .     16

INFORMATION CONCERNING INDEPENDENT PUBLIC ACCOUNTANTS . . . . .. . . . . .    17

SUBMISSION OF SHAREHOLDER PROPOSALS   .. . . . . . . . . . . . . . . . . .    17

OTHER MATTERS   . . . .. . . . . . . . . . . . . . . . . . . . . . . . . .    18

                          ANNUAL REPORT ON FORM 10-K


A COPY OF S.Y. BANCORP, INC.'S 1997 ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE PROVIDED WITHOUT CHARGE WITHIN ONE BUSINESS DAY FOLLOWING RECEIPT OF A WRITTEN OR ORAL REQUEST DIRECTED TO: MS. NANCY B. DAVIS, SENIOR VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER, S.Y. BANCORP, INC., P.O. BOX 32890, LOUISVILLE, KENTUCKY 40232, (502) 625-9176.

                                  S.Y. BANCORP, INC.
                                1040 EAST MAIN STREET
                             LOUISVILLE, KENTUCKY  40206
                                  (502) 582-2571

                                   PROXY STATEMENT
                            ANNUAL MEETING OF SHAREHOLDERS
                                    APRIL 22, 1998


                                       GENERAL

     This Proxy Statement is furnished to the shareholders of S.Y. BANCORP, INC. ("Bancorp") in connection with the solicitation of proxies by Bancorp's Board of Directors for use at the Annual Meeting of Shareholders (the "Annual Meeting")to be held on Wednesday, April 22, 1998, at 10:00 a.m., local time, at Stock Yards Bank & Trust Company's Exchange Building dining room, 1048 East Main Street, Louisville, Kentucky 40206. The approximate date on which this Proxy Statement and the accompanying proxy are first being sent or given to shareholders is March 18, 1998. The mailing address of Bancorp's principal executive offices is P.O. Box 32890, Louisville, Kentucky 40232-2890.

     Only shareholders of record at the close of business on March 6, 1998, are entitled to notice of and to vote at the Annual Meeting.

     Any valid and unrevoked proxy will be voted as specified in the proxy. If a shareholder does not specify otherwise, the shares represented by the shareholder's proxy will be voted (a) FOR approval of the action of the Board of Directors fixing the number of directors at fifteen (15) and FOR election of the persons named in this Proxy Statement as directors of Bancorp, in accordance with the terms and conditions set forth in this Proxy Statement;
(b) FOR approval of the proposed amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock; and (c) in their discretion, on any other matters that may properly come before the Annual Meeting, or any adjournment thereof, including matters incident to its conduct.

     All expenses of preparing, printing, mailing, and delivering the proxy and all materials used in the solicitation thereof will be borne by Bancorp. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telefax by directors and officers of Bancorp, none of whom will receive additional compensation for such services. Bancorp has also requested brokerage houses, custodians, and nominees to forward soliciting materials to the beneficial owners of Bancorp's Common Stock, held of record by them and will pay the reasonable expenses of such persons for forwarding such materials.

     Proxies may be revoked at any time before the taking of the vote at the Annual Meeting by written notice of revocation to the Secretary of Bancorp, by delivery of a later dated proxy or by voting in person at the meeting. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless the shareholder so attending so notifies the Secretary in writing prior to voting of the proxy.

                        RELATIONSHIP OF BANCORP AND THE BANKS

     Bancorp is a bank holding company within the meaning of the Bank Holding Company Act of 1956 and pursuant to that act is registered with the Board of Governors of the Federal Reserve System. Bancorp has two subsidiaries. Both Stock Yards Bank & Trust Company ("the Kentucky Bank") and Stock Yards Bank & Trust Company ("the Indiana Bank") are wholly owned by Bancorp and engaged in the business of commercial banking. See "MEETINGS AND COMMITTEES OF THE BOARD".

                             VOTING AT THE ANNUAL MEETING

     On March 6, 1998, the record date for the Annual Meeting fixed by Bancorp's Board of Directors, there were issued and outstanding, and entitled to vote at the Annual Meeting, 3,290,082 shares of Bancorp Common Stock. Bancorp has no class of stock other than common stock. The holders of a majority of the total shares of Bancorp Common Stock issued and outstanding and entitled to vote, whether present in person or by proxy, will constitute
a quorum for the transaction of business at the Annual Meeting.   See note
(3) to the tabulation under the heading, "PRINCIPAL HOLDERS OF BANCORP COMMON STOCK," for a discussion of shares held by the Kentucky Bank in fiduciary capacities.

     Each share of Bancorp Common Stock is entitled to one vote on all matters presented to the shareholders with the exception of the election of directors. In the election of directors, Kentucky's Constitution mandates that shareholders have cumulative voting rights. Under cumulative voting rights, each shareholder is entitled to cast as many votes in the aggregate as equal the number of shares of Bancorp Common Stock owned by him or her multiplied by the number of directors to be elected. Each shareholder, or his or her proxy, may cast all of his or her votes (as thus determined) for a single nominee for director or may distribute them among two or more nominees, in the shareholder's discretion.

     Approval of the increase in authorized shares of Common Stock (Item 2 on the accompanying proxy) requires the affirmative vote of the holders of a majority of the outstanding shares of Bancorp's Common Stock present or represented at the Annual Meeting and entitled to vote on the proposal. Directors will be elected by a plurality of the total votes cast at the Annual Meeting. Assuming four directors are to be elected, a plurality means that the four nominees receiving the highest number of votes will be deemed elected.

     Votes cast in person or by proxy at the Annual Meeting will be tabulated by the judges appointed for the meeting, who will conduct the voting and certify the results. The judges will also determine whether or not a quorum is present at the meeting. A shareholder entitled to vote for the election of directors may withhold authority to vote for all nominees for directors or may withhold authority to vote for certain nominees for directors. A shareholder may also abstain from voting on the proposals to fix the number of directors and increase the number of authorized shares of Common Stock. Votes withheld from the election of any nominee for director and abstentions from any other proposal will be treated by the judges as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on any matter.
If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                      PRINCIPAL HOLDERS OF BANCORP COMMON STOCK

     At January 31, 1998, Bancorp had 3,289,617 shares of Bancorp Common Stock issued and outstanding held by 745 shareholders of record. The following tabulation shows the amount and percent of Bancorp Common Stock owned beneficially at January 31, 1998, by those persons known by Bancorp to own, or be deemed to own, beneficially five percent (5%) or more of such stock. The tabulation also shows the beneficial ownership of Bancorp Common Stock by all directors, executive officers and employees of Bancorp and the Banks at January 31, 1998. Unless otherwise noted, the sole voting and investment power with respect to such stock is held by the beneficial owner named. For a tabulation of the beneficial ownership of Bancorp Common Stock by individual directors of Bancorp and nominees for election as directors of Bancorp at the Annual Meeting, see "ELECTION OF DIRECTORS."



                                             Amount and Nature            Percent of
        Name and Address                       of Beneficial            Bancorp Common
      of Beneficial Owner                       Ownership(1)              Stock(1)(2)
      -------------------                    -----------------          ---------------
Stock Yards Bank & Trust Company                 395,750(3)                 12.03%
1040 East Main Street
Louisville, Kentucky 40206

Directors and executive officers of              408,185                    12.09%
Bancorp as a group (14 persons)(4)(5)

Directors, executive officers, and               524,079(6)                 15.33%
employees of Bancorp and the Banks
as a group (116 persons)(4)(5)


Notes:

(1)  As of January 31, 1998.

(2) Shares of Bancorp Common Stock subject to currently exercisable options under Bancorp's Stock Option Plan are deemed outstanding for computing the percentage of Bancorp Common Stock of the person holding such options but are not deemed outstanding for computing the percentage of Bancorp Common Stock of any other person.

(3) Held by the Kentucky Bank as agent, trustee, personal representative and in other fiduciary capacities, including 35,516 shares held as Trustee under the Kentucky Bank's Employee Stock Ownership Plan (the "ESOP"). As to 33,365 shares held in the ESOP, participants direct the Kentucky Bank, as Trustee, to vote the vested portion of the participant's account balance attributable to Bancorp Common Stock. The other 2,151 shares held by the Kentucky Bank as Trustee under the ESOP (together with any shares for which no directions are received from participants in the ESOP) may then be voted in the same proportions as the directions given to the Bank, as trustee, by the respective participants. Under the ESOP, participants or their beneficiaries are eligible to receive the balance of their accounts in-kind upon retirement, death or disability. The vested portion of a participant's account balance in the ESOP is eligible for distribution in-kind upon termination of employment.

(4) "Executive Officer" means the chairman, president, any vice president in charge of a principal business unit, division or function, or other officer who performs a policy making function or any other person who performs similar policy making functions and is so designated by the Board of Directors.

(5) For a description of the voting and investment power with respect to the shares beneficially owned by the fourteen directors and nominees for election as directors of Bancorp, see the table under the heading, "ELECTION OF DIRECTORS."

(6) The shares held by the group, include 44,955 shares held by nonexecutive officers and employees of the Kentucky Bank. In addition, 43,262 shares are subject to currently exercisable stock options and 27,676 shares are held by present employees of the Kentucky Bank in their ESOP accounts at December 31, 1997, with sole voting power and no current investment power. Bancorp has not undertaken the expense and effort of compiling the number of shares certain officers and employees of the Kentucky Bank may hold other than directly in their own name.


                          ITEM 1.  ELECTION OF DIRECTORS

     The Articles of Incorporation and Bylaws of Bancorp provide that the Board of Directors shall be composed of not less than nine (9) nor more than twenty-five (25) members. The bylaws provide that the exact number of members shall be fixed each year by the Board of Directors prior to the giving of notice of the Annual Meeting, subject to any later resolution adopted by the shareholders at the Annual Meeting. At its February 10, 1998 meeting, the Board of Directors fixed the number of directors at fifteen
(15). The Board of Directors has recommended that the number of directors constituting the Board be fixed at fifteen for the ensuing year, subject to the approval of shareholders at the annual meeting. Assuming four directors are to be elected, there will be fourteen (14) individuals serving on the Board as of the date of the 1998 Annual Meeting.

     Bancorp's Articles of Incorporation direct the Board of Directors to be classified into three classes of directors of as nearly equal size as possible with only one class of directors being elected each year. Accordingly, at the 1998 Annual Meeting, four Directors are to be elected to hold office for three-year terms, or until their successors are elected and qualified. Unless otherwise instructed, it is intended that the shares represented by the enclosed proxy will be voted for the election of the nominees named below. Proxies may not be voted for a greater number of persons than the number of nominees named below.

      At the Annual Meeting, a resolution will be submitted approving the action of the Board of Directors fixing the number of directors at fifteen
(15), and, if such resolution is adopted, the four persons named in the following table will be nominated on behalf of the Board of Directors for election as directors of Bancorp. The affirmative vote of a majority of the shares of Bancorp Common Stock represented at the Annual Meeting in person or by proxy will be required for approval of the resolution fixing the number of directors.

      In the event (1) any person or persons other than the following nominees are nominated as directors, or (2) the number of directors to be elected shall be less or more than four, the proxies named in the enclosed proxy, or their substitutes, shall have the right in their discretion to vote for some number less or more than all the nominees or for less or more than all of the aforesaid nominees. In the event any of the nominees becomes unwilling or unable to accept nomination or election, the said proxies shall have the right to vote for any substitute nominee in place of the nominee who has become unwilling or unable to accept nomination or election. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve as a director.

     All of the nominees and continuing directors of Bancorp are currently serving as directors of the Kentucky Bank and were elected to that position on April 23, 1997, by the written consent of Bancorp, the sole shareholder of the Kentucky Bank. It is anticipated that, if elected as directors of Bancorp at the Annual Meeting, Bancorp, as the sole shareholder of the Kentucky Bank, will, by written consent, elect the following nominees and continuing directors of Bancorp as directors of the Kentucky Bank to serve a one year term.

     There are no arrangements or understandings regarding the selection or election of any of the following nominees as directors of Bancorp. All nominations for membership on the Board of Directors of Bancorp originated with the Board of Directors.

NOMINEES TO SERVE A THREE YEAR TERM EXPIRING 2001

                                                                     Bancorp Common Stock
                                                                      Beneficially Owned
  Name, Age, And                                                      at January 31, 1998
Year First Became                Principal Occupation:          ---------------------------------
   Director (1)               Certain Directorships(2)(3)       Amount(4)(5)          % of Class
-----------------            ----------------------------       ------------          -----------
David H. Brooks              Chairman and Chief                   42,959(8)              1.30%
Age 55                       Executive Officer, S.Y.
Director since 1985          Bancorp, Inc. and Stock
                             Yards Bank & Trust Company(7)

Carl T. Fischer, Jr.         President, Meadowlake Farm           30,832(9)               (6)
Age 64                       Stables, Inc.; Farmer and
Director since 1980          Horse Breeder

Stanley A. Gall, M.D.        Professor and Chairman,               1,790                  (6)
Age 61                       Department of Obstetrics
Director since 1994 (10)     and Gynecology,
                             University of Louisville

Henry A. Meyer               President, Henry                     46,794(11)             1.42%
Age 67                       Fruechtenicht Co., Inc.;
Director since 1966          Vice Chairman,
                             S.Y. Bancorp, Inc.

                                                                     Bancorp Common Stock
                                                                      Beneficially Owned
  Name, Age, And                                                      at January 31, 1998
Year First Became                Principal Occupation:          ---------------------------------
   Director (1)               Certain Directorships(2)(3)       Amount(4)(5)          % of Class
-----------------            ----------------------------       ------------          -----------
CONTINUING DIRECTORS - TERM EXPIRING 1999

Charles R. Edinger, III      Vice President,                      22,635(12)              (6)
Age 48                       J. Edinger & Son, Inc.
Director since 1984

David P. Heintzman           President, S.Y. Bancorp, Inc.        32,525(14)              (6)
Age 38                       and Stock Yards Bank & Trust
Director since 1992          Company(13)

Norman Tasman                President, Secretary and             58,284(16)              1.77%
Age 46                       Treasurer, Tasman Industries, Inc.;
Director since 1995(15)      President, Tasman Hide
                             Processing, Inc.

Kathy C. Thompson            Executive Vice President and         16,050(19)               (6)
Age 36                       Secretary, S.Y. Bancorp, Inc.;
Director since 1994 (17)     Executive Vice President,
                             Stock Yards Bank & Trust
                             Company(18)

Bertrand A. Trompeter        Retired, John F.                     25,410(21)               (6)
Age 69                       Trompeter Co., Inc.
Director since 1980(20)

CONTINUING DIRECTORS - TERM EXPIRING 2000

James E. Carrico             President, Reager Harris              9,332                    (6)
Age 56                       DBA/Accordia of Kentucky
Director since 1978

Jack M. Crowner              Owner                                33,217(22)               1.01%
Age 65                       Jack Crowner & Associates
Director since 1979

Leonard Kaufman              Retired Chairman and Chief           66,603(24)               2.01%
Age 68                       Chief Executive Officer,
Director since 1964          S.Y. Bancorp, Inc. and Stock
                             Yards Bank & Trust Company(23)

George R. Keller             Founder, Tumbleweed                   8,340(25)                (6)
Age 48                       Mexican Food, Inc.;
Director since 1991          Managing Member,
                             First Blue Rock Grill,LLC

Bruce P. Madison             Vice President and                   13,413(26)                (6)
Age 47                       Treasurer, Plumbers
Director since 1989          Supply Company, Inc.

Notes:

 (1) Ages listed are as of December 31, 1997.

 (2) Except as otherwise noted, each director and nominee has been engaged in his or her principal occupation for five years or more.

 (3) No director or nominee holds any directorship in a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such act or any company registered as an investment company under the Investment Company Act of 1940.

 (4) This column includes, in some instances, shares in which members of the nominee's or director's immediate family have a beneficial interest. The column does not, however, include the interest of certain of the listed nominees or directors in shares held by other non-dependent family members in their own right. In each case, the principal disclaims beneficial ownership of any such shares, and declares that the listing in this Proxy Statement should not be construed as an admission that the principal is the beneficial owner of any such securities.

 (5) Includes 150 qualifying shares for each director and, for each non-employee director, 800 shares subject to currently exercisable stock options issued under Bancorp's stock option plan.

 (6) Less than one percent (1%) of outstanding Bancorp Common Stock.

 (7) Mr. Brooks was appointed Chairman and Chief Executive Officer of Bancorp and the Kentucky Bank in January, 1993. Prior thereto he was President of Bancorp and the Kentucky Bank.

 (8) Includes 25,848 shares subject to currently exercisable stock options issued under Bancorp's Stock Option Plans, 1,310 shares held by Mr. Brooks as custodian for his son, 11,584 shares owned by Mr. Brooks's wife, and 3,229 shares held in Mr. Brooks's ESOP account at December 31, 1997.

 (9) Includes 19,616 shares held by Mr. Fischer as trustee under an
     irrevocable trust established   by his father.

(10) Dr. Gall was elected as a director of Bancorp and the Kentucky Bank at the meetings of the respective Boards of Directors held on January 11, 1994. Dr. Gall was re-elected to the Board at the April, 1994 Annual Meeting.

(11) Includes 21,942 shares owned by Mr. Meyer's wife.

(12) Includes 10,380 shares owned by Mr. Edinger's wife.

(13) Mr. Heintzman was appointed President of Bancorp and the Kentucky Bank in January, 1993. He was appointed Treasurer and Chief Financial Officer of Bancorp in April, 1989 and Secretary in February, 1990. Prior thereto, he was Assistant Treasurer of Bancorp and Executive Vice President of the Kentucky Bank. See Note (20) below.

(14) Includes 18,588 shares subject to currently exercisable stock options issued under Bancorp's Stock Option plans, 1,470 shares owned by Mr. Heintzman's wife, 884 shares held by Mr. Heintzman as custodian for his minor daughter, and 2,019 shares held in Mr. Heintzman's ESOP account at December 31, 1997.

(15) Mr. Tasman was elected as a director of Bancorp and the Kentucky Bank at the meetings of the respective Boards of Directors held on January 10, 1995. Mr. Tasman was re-elected to the Board at the April, 1995 Annual Meeting.

(16) Includes 46,000 shares owned by Mr. Tasman's mother for which Mr. Tasman shares voting control but from which he derives no economic benefit. Includes 9,968 shares held jointly by Mr. Tasman and his wife, and 1,112 shares held as custodian for his minor son.

(17) Ms. Thompson was elected as a director of Bancorp and the Kentucky Bank at the meetings of the respective Boards of Directors held in January, 1994. Ms. Thompson was re-elected to the Board at the April, 1994 Annual Meeting.

(18) Ms. Thompson joined the Kentucky Bank in June, 1992 as Senior Vice President and Manager of the Trust Division. Prior thereto, she was a Vice President of PNC Bank Kentucky's Trust Division.

(19) Includes 13,640 shares subject to currently exercisable stock options issued under Bancorp's Stock Option Plans and 440 shares held in Ms. Thompson's ESOP account at December 31, 1997.

(20) Mr. Trompeter is the father-in-law of Mr. David P. Heintzman. No other family relationship exists among the directors and executive officers of Bancorp or the Banks.

(21) Includes 13,817 shares owned by Mr. Trompeter's wife and 3,267 held in a trust account from which Mr. Trompeter derives beneficial interest.

(22) Includes 20,134 shares owned by Mr. Crowner's wife.

(23) Prior to his retirement in January, 1993, Mr. Kaufman was Chairman and Chief Executive Officer of Bancorp and the Kentucky Bank.

(24) Includes 19,780 shares subject to currently exercisable stock options issued under Bancorp's Stock Option Plan, 25,930 shares owned by Mr. Kaufman's wife, and 78 shares jointly owned by Mr. Kaufman and his wife.

(25) Includes 1,155 shares jointly owned by Mr. Keller and his wife.

(26) Includes 4,791 shares jointly owned by Mr. Madison and his wife, 398 shares owned by Mr. Madison's wife, and 7,025 shares held by Mrs. Madison as custodian for their minor children.

Messrs. David H. Brooks and David P. Heintzman and Ms. Thompson are Bancorp's three executive officers and the above tabulation also includes other information with respect to them. Bancorp's executive officers serve at the pleasure of Bancorp's Board of Directors and there are no arrangements or understandings regarding their selection or appointment as officers of Bancorp.

                         MEETINGS AND COMMITTEES OF THE BOARD
BOARD MEETINGS

     During 1997, the Board of Directors of Bancorp held a total of thirteen regularly scheduled and special meetings.

     All directors of Bancorp are also directors of the Kentucky Bank. Mr. Brooks and Mr. Heintzman serve as directors for the Indiana Bank. During 1996, the Kentucky Bank's Board of Directors held a total of fourteen regularly scheduled and special meetings. The Indiana Bank's Board of Directors held twelve meetings in 1997.

     All incumbent directors attended at least 75% of the aggregate number of meetings of the Board and the committees of which they were members.


COMMITTEES OF BANCORP

     Bancorp has a standing Audit Committee and Compensation Committee of the Board of Directors.

     Bancorp's Board of Directors considers matters relating to the selection and nomination of directors, but there is no standing nominating committee of the Board of Directors. There are no formal procedures whereby a security holder may recommend nominees to the Board of Directors.

     AUDIT COMMITTEE. The Audit Committee consists of four members of Bancorp's Board of Directors: Charles R. Edinger, III, Carl T. Fischer, Jr., Bertrand A. Trompeter, and Henry A. Meyer. The committee held four meetings in 1997. The committee reviews with Bancorp's independent auditors the results of the audit engagement, other services performed by the auditors, and the audit fees. Review of internal audit officer's detailed audit plans and reports, regulatory compliance officer's plans and reports and internal accounting controls are part of the function of the committee.

     COMPENSATION COMMITTEE. The Compensation Committee consists of four members of Bancorp's Board of Directors. The committee considers matters relating to the salary and other compensation of officers of the Kentucky and Indiana Banks and Bancorp. The members of the committee are Bruce P. Madison, James E. Carrico, Jack M. Crowner, and Henry A. Meyer. The committee meets at least annually and held three meetings in 1997.

             REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     It is the philosophy of the Compensation Committee to ensure the compensation of Bancorp's executive officers is adequate to attract and retain talented individuals with proven abilities to lead Bancorp and the Banks so growth and profitability are realized while maintaining stability and capital strength.

     Corporate profitability and shareholder value are important performance measurements; however, executive officer base compensation is not directly related to either. Compensation levels are determined by a number of factors including comparisons with companies of similar size and complexity. While executive base compensation is not quantitatively related to Bancorp's or the Banks' financial performance, there is a qualitative relationship between performance and executive officer compensation. The salary increases noted in the Summary Compensation Table under the heading "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS," were made in light of Bancorp's and the Banks' market and earnings growth and other favorable factors. Salaries are based on individual performance contributions within a competitive salary range for each position. Pay levels are competitive within a range the Committee considers to be reasonable and necessary.

     The salary of the Chief Executive Officer is determined substantially as described above with additional considerations. A range of salaries is determined by gathering information regarding salaries at similarly sized banks and other businesses. This information is obtained from industry publications such as SNL EXECUTIVE COMPENSATION REVIEW for banks, and from area business publications such as BUSINESS FIRST, a weekly business newspaper of the Louisville metropolitan area. The Compensation Committee considers the Chief Executive Officer's leadership skills and managerial results. Among these considerations are consolidated financial performance and condition, growth of the Banks, regulators' conclusions, community involvement and the CEO's ability to choose and lead his management team. Both subjective and objective as well as quantitative and qualitative measures are used. The Compensation Committee reaches a conclusion as to an appropriate salary and presents it to the Board of Directors for discussion and approval. While peer group comparisons of salaries include companies which are also included in the indices used for the shareholder return performance graph on page 15 there is no direct correlation between the companies used in CEO compensation and companies included in that graph.

     Beginning in 1993, the Board of Directors of the Kentucky Bank approved an incentive compensation plan which included all officers. The objectives of this performance based plan include helping to attract, retain and reward employees. Obtaining and retaining talented officers helps ensure Bancorp's profitability and financial strength. The annual determination as to whether any incentive will be paid is based upon the achievement of certain set goals for earnings growth, return on average assets and return on average equity. In 1995, the Compensation Committee changed the executive officers' compensation arrangements to be more heavily weighted toward incentives than those arrangements had been in the past. The committee feels that in a time of significant expansion, there is potential for strong earnings growth as long as the process is managed with adequate focus on cost control to prevent deterioration of earnings. Therefore, the committee established a tiered incentive program based upon the achievement of net income goals and executive officers' base salaries were increased only nominally for 1995.
For 1997, executive officers salaries were increased based upon historical performance and the complexity of the organization. Incentive arrangements remained in place to help provide a reward for achievement of extraordinary operational and financial results. Incentives are computed using a formula based upon the amount net income and other factors increase over the prior
year.   Amounts in 1995, 1996 and 1997 under this incentive plan for individuals listed in the Summary Compensation Table are shown in the column entitled "Bonus".

     The Committee also believes by providing those persons who have responsibility for the management and growth of Bancorp and the Banks with an opportunity to increase their ownership of Bancorp Common Stock, the best interests of shareholders and officers will be similarly aligned. Executive officers are granted options, from time to time, giving them the right to purchase Bancorp Common Stock at a specified price in the future. The number of stock options granted is based upon individual performance contributions and comparative practices. See the discussion under "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS-Stock Incentive Plan" page
12. All options for shares available for issuance under the 1984 Stock Option Plan have been granted. The 1995 Stock Incentive Plan was approved by shareholders at the 1995 Annual Meeting.

     In summary, the Committee believes the total compensation program for Bancorp's executive officers is competitive with programs offered by similar institutions, and executive compensation is appropriate to further the goals and objectives of Bancorp and the Banks.

                                COMPENSATION COMMITTEE

                                  James E. Carrico
                                  Jack M. Crowner
                                  Bruce P. Madison
                                   Henry A. Meyer

                   COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

     The following table shows the compensation paid by the Kentucky Bank for the three years ended December 31, 1997, for services in all capacities to executive officers of Bancorp.

                                                        SUMMARY COMPENSATION TABLE
                                                                                                LONG TERM
                                                                                                 COMPEN-
                                                             ANNUAL COMPENSATION                 SATION
                                                     ----------------------------------------   ---------
                                                                                      OTHER     SECURITIES
NAME AND                                                                              ANNUAL      UNDER-        ALL OTHER
PRINCIPAL                                                                             COMPEN-      LYING         COMPEN-
POSITION                                 YEAR        SALARY         BONUS(1)         SATION(2)    OPTIONS       SATION (3)
---------                                ----        ------         -------          --------   ----------     -----------
David H. Brooks                          1997       $195,000        $78,000              -          2,000         $37,457
Chairman and Chief                       1996        185,000         55,000              -              -          35,232
Executive Officer                        1995        175,000         85,000              -         13,600(4)       37,333

David P. Heintzman                       1997        159,000         63,600              -          2,000          36,200
President                                1996        150,000         45,000              -              -          34,019
                                         1995        130,000         65,000              -         13,600(4)       34,666

Kathy C. Thompson                        1997        108,000         30,000              -          1,000          28,894
Executive Vice                           1996        100,000         20,000              -              -          26,839
President and                            1995         94,000         12,000              -         10,000(4)       26,284
Secretary

Notes:

(1) Incentive compensation plan is described in "REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION," page 10.

(2) The aggregate amount of all perquisites and other personal benefits received by the individuals listed in the above table did not exceed 10 percent of the total annual salary reported for the respective executive officer.

(3) Includes director compensation (See "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS-Director Compensation") and contributions by the Kentucky Bank to the Bank's defined contribution plans (money purchase, deferred income (401(k)) profit sharing and employee stock ownership plans). For
     Mr. Brooks, these amounts are $8,400; $15,962; $6,400; and $3,200, respectively. For Mr. Heintzman, these amounts are $8,300; $15,839; $6,360 and $3,180, respectively. For Ms. Thompson, these amounts are $8,400; $9,563; $6,480; and $2,160, respectively. Also includes for Mr. Brooks,
     Mr. Heintzman and Ms. Thompson, respectively, $3,495, $2,521 and $2,291 representing various payments, primarily life insurance policy premiums. The officer's families are the beneficiaries of these policies.

(4)  Adjusted for effect of 1996 2-for-1 stock split.

STOCK INCENTIVE PLAN

     Bancorp has a stock option plan under which options may be granted to officers, other key employees of the Banks, and non-employee directors. Key employees are those persons who, in the judgement of the Compensation Committee, are mainly responsible for the success of the Banks. Options under this plan are granted at the fair market value of Bancorp's Common Stock at the time of the grant.

OPTIONS GRANTED IN LAST FISCAL YEAR

           The following table summarizes options granted during fiscal 1997 to the executive officers named in the Summary Compensation Table, and the value of the options held by such persons at the end of 1997.

                                                                                        Potential Realizable
                                                                                        Value at Assumed Annual
                                                                                        Rates of Stock Price
                               Number of       % of                                     Appreciation for
                              Securities       Total                                    Option Term(2)
                              Underlying       Options    Exercise                      ------------------------------
                                Options        Granted      Price     Expiration        Option Term(2)
Name                            Granted        in 1997    Per Share      Date               5%                  10%
----                          -----------      -------    ---------   ----------        ------------------------------
David H. Brooks                    2,000(1)      9.52%      $29.00     1/3/2007           $    36,476            92,438

David P. Heintzman                 2,000(1)      9.52%       29.00     1/3/2007                36,476            92,438

Kathy C. Thompson                  1,000(1)      4.76%       29.00     1/3/2007                18,238            46,219
All Shareholders               3,271,480          n/a          n/a          n/a           $59,665,252      $151,204,534


   (1) These options were granted in January, 1997 and became exercisable six months following the grant date.

   (2) All shareholders are shown for comparison purposes only. The potential realizable value to all shareholders is the aggregate net gain for all shareholders, assuming a hypothetical ten-year option granted at $29.00 per share in January, 1997, if the price of Bancorp stock increases at the assumed annual rates shown in the table. There can be no assurance that Bancorp's Stock will perform at the assumed annual rates shown in the table. Bancorp neither makes or endorses any prediction as to future stock performance. The potential realizable value of stock price appreciation for the option term for all executive officers of Bancorp at 5% is $91,190 and at 10% is $231,095, which represents .15% of the total potential realizable value for all shareholders at 5% and 10%.

     The following table shows, as to the individuals included in the Summary Compensation Table, information as to aggregate options exercised in 1997 and December 31, 1997 year end option values.

     AGGREGATED OPTIONS EXERCISED IN 1997 AND 1997 YEAR END OPTION VALUES


                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                SHARES ACQUIRED   VALUE           OPTIONS AT            IN THE MONEY OPTIONS AT
     NAME                         ON EXERCISE    REALIZED     DECEMBER 31, 1997            DECEMBER  31,1997
     ----                       ---------------  --------   ----------------------      -----------------------
                                                          Exercisable  Unexercisable  Exercisable   Unexercisable
                                                          -----------  -------------  -----------   -------------

     David H. Brooks                   -           $-       25,848        1,992         $779,538      $58,085
     David P. Heintzman                -            -       21,492        1,992          586,691       58,085
     Kathy C. Thompson                 -            -       15,400        1,992          364,980       51,320


     SENIOR OFFICER SECURITY PLAN

          The Kentucky Bank has established a Senior Officer Security Plan (the "Security Plan") for a select group of management and highly compensated officers who contribute materially to the continued growth, development and future business success of the Kentucky Bank. Life insurance owned and paid for by the Kentucky Bank has been purchased on each covered officer. The Security Plan is designed so that if the assumptions made as to mortality experience, policy dividends and other factors are realized, the Kentucky Bank will recover both the cost of benefits and after tax costs of the plan. The amount of benefits to be received under the Security Plan was determined by projecting each participant's current salary amount to that at his/her retirement date. His/her expected social security benefits and expected benefits under the defined contribution plans were also estimated. The Security Plan supplemental retirement benefit amount was determined to be the amount necessary to bring total retirement payments to an approximate 75% of his/her projected salary at retirement age.

          Under the Security Plan, the following individuals listed in the Summary Compensation Table at page 11 will receive the following annual supplemental retirement benefits at their normal retirement age of 65:

          David H  Brooks, $84,000 each year for 15 years
          David P. Heintzman, $136,500 each year for 15 years
          Kathy C. Thompson, $82,000 each year for 15 years

          In addition, there are pre-retirement death and disability benefits provided for Mr. Brooks in the Security Plan.

     SENIOR EXECUTIVE SEVERANCE AGREEMENT

          The Kentucky Bank has established a Senior Executive Severance Agreement (the "Severance Agreement") for certain senior officers, including the Executive Officers, of the Kentucky Bank. Bancorp and the Kentucky Bank have concluded it to be in the best interests of Bancorp, its Shareholders and the Kentucky Bank to take reasonable steps to help assure key executives of the Kentucky Bank that they will be treated fairly in the event of a tender offer or takeover bid, or an actual change of control.
     It is important, should Bancorp receive take over or acquisition proposals from third parties, that Bancorp be able to call upon the key executives of the Kentucky Bank for their advice and assessment of whether such proposals are in the best interests of shareholders, free of the influences of their personal employment situations. This severance agreement was not entered into because of any belief by management that a change in control of Bancorp was imminent.

          The Severance Agreement provides that, in the event (1) an executive is forced to resign following a change in control of Bancorp or (2) an executive voluntarily terminates employment with the Kentucky Bank for up to three years following a change in control, the Kentucky Bank will pay the executive a severance payment equal to 299 percent of the executive's annual salary. Should voluntary termination occur between 24 and 36 months following the change in control, the executive will receive only 2/3 of the severance payment. Furthermore, if the executive is 58 years old or more at the date of the severance payment, the amount of the payment is reduced. As the executive approaches retirement age of 65 years, the severance payment decreases proportionately to zero at age 65. The severance agreement also provides that the Kentucky Bank pay legal fees and expenses incurred in contesting any termination or enforcing the severance agreement.

          In the event of receipt of severance payments by an executive officer, the executive officer, for a period of eighteen months will not solicit customers of the Kentucky Bank, divert from the Kentucky Bank any customer of the Kentucky Bank or solicit for employment any employee of the Kentucky Bank.

     DIRECTOR COMPENSATION

          Directors of Bancorp receive no compensation for attendance at regular or special meetings of the board if the meetings are held immediately before or after a regular or special meeting of the Board of Directors of the Kentucky Bank. However, Bancorp's directors are paid $600 for each meeting of Bancorp's Board of Directors attended if the meeting is not held immediately before or after a meeting of the Board of Directors of the Kentucky Bank. Bancorp's directors, who are also directors of the Kentucky Bank, are paid $600 for each Kentucky Bank board meeting attended. Non-employee directors receive an annual retainer of $1,200.

          Non-employee directors of Bancorp and the Kentucky Bank who are members of the various committees of the respective Boards of Directors are also paid the following fees: $200 per meeting attended of Bancorp's Audit Committee and the Kentucky Bank's Compensation, Loan and Trust Committees.

          Beginning in 1995, non-employee directors receive options to purchase 1,000 shares of Bancorp Common Stock. These options are granted at the fair market value of Bancorp Common Stock at the time of the grant.

          Directors of the Indiana Bank are not compensated for attendance at meetings of the Board of Directors of the Indiana Bank.

SHAREHOLDER RETURN PERFORMANCE GRAPH

     The following performance graph compares the performance of Bancorp Common Stock to the NASDAQ U.S. index and to the NASDAQ Banking index for Bancorp's last five fiscal years. The graph assumes the value of the investment in Bancorp Common Stock and in each index was $100 at December 31, 1992, and that all dividends were reinvested.

























                       1992      1993     1994    1995     1996     1997
                       ----      ----     ----    ----     ----     ----

S.Y. Bancorp, Inc.    100.00    138.30   173.84  249.95   352.86   517.01
NASDAQ U.S. Index     100.00    114.71   112.13  158.65   195.13   238.35
NASDAQ Banking Index  100.00    113.96   113.63  169.24   223.63   372.66

                      TRANSACTIONS WITH MANAGEMENT AND OTHERS

     The Kentucky Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain directors and officers of Bancorp and the Banks and their associates, as well as with corporations or organizations with which they are connected as directors, officers, shareholders or partners, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. In the opinion of management of Bancorp and the Banks, such transactions do not involve more than the normal risk of collectibility or present other unfavorable features.

     At December 31, 1997, loans to directors and officers of Bancorp and the Banks and their associates totaled $2,602,000, equaling 7.1% of the Bancorp's consolidated stockholders' equity.

     During 1997, Bancorp and the Banks purchased property damage and other insurance through Accordia of Louisville/ReagerHarris, Inc., a general insurance agency, for which net premiums aggregating $157,000 were paid to Accordia of Louisville/ReagerHarris, Inc. Net commissions earned by Accordia of Louisville/ReagerHarris, Inc., on account of such insurance totaled $12,800 in 1997. Mr. James E. Carrico, a director of Bancorp and the Kentucky Bank, is a shareholder, director and President ReagerHarris, dba Accordia of Kentucky.

                       ITEM 2.  APPROVAL OF THE AMENDMENT OF
                   THE ARTICLES OF INCORPORATION TO INCREASE THE
                    NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

     The Board of Directors has recommended that Article VI of Bancorp's Articles of Incorporation be amended to increase the number of authorized shares of Common Stock from 5,000,000 to 10,000,000 shares, subject to approval by shareholders at the Annual Meeting. The additional authorized shares will be available for stock dividends, splits, options, public or private issuances of Common Stock, and other general corporate purposes. When required for such purposes, such shares will be issued on such terms as the Board of Directors determines to be in the best interests of Bancorp without further action by the shareholders, unless such action is then required by applicable law or the rules
of any stock exchange on which Bancorp's securities may be listed.   Some of
these potential uses may decrease certain per share financial measures for a period of time and may diminish a shareholder's percentage of voting power in Bancorp. Holders of Common Stock have no preemptive rights to subscribe to any shares of stock in Bancorp. Other than management considering the advisability of a stock split within the next year, there are no current plans, arrangements or understandings for these additional authorized shares of Common Stock.

     The proposed increase in the authorized number of shares of Common
Stock could be construed as having an anti-takeover effect, although the amendment to increase the authorized Common Stock was not proposed for that purpose. Under certain circumstances, such shares could be used to create impediments to or to frustrate persons seeking to effect a takeover or otherwise
gain control of Bancorp.   Such shares could, for example, be privately placed
with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. Alternatively, such shares could be used in connection with a shareholder rights plan. Bancorp has no such plan, however, nor any present intention of adopting one.

     Also, the amendment to increase the authorized Common Stock might be considered as having the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Bancorp's Common Stock, to acquire control of Bancorp with a view to imposing a merger, sale of all or any part of Bancorp's assets or a similar transaction since the issuance of new shares could be used to dilute the stock ownership of any such person or entity. As indicated above, the Board of Directors does not have any present intent to issue any shares of Common Stock primarily for anti-takeover purposes.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented at the annual Meeting and entitled to vote on the proposal is required for approval of the proposed amendment. All directors and officers of Bancorp are expected to vote in favor of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE PROPOSED INCREASE IN AUTHORIZED COMMON STOCK.

     INFORMATION CONCERNING INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP has been engaged to audit the consolidated financial statements of Bancorp for the past eight years. Management intends to recommend that KPMG Peat Marwick LLP be engaged to perform the independent audit of Bancorp's consolidated financial statements for the year ending December 31, 1998, and it is anticipated that such recommendation will be followed by Bancorp's Board of Directors.

     Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


                         SUBMISSION OF SHAREHOLDER PROPOSALS

     Any proposals by shareholders intended to be presented at Bancorp's 1999 Annual Meeting of shareholders must be received by Bancorp at its principal executive offices by November 20, 1998, to be included in Bancorp's Proxy Statement and form of proxy for the 1999 Annual Meeting. The Board of Directors will decide, subject to the rules of the Securities and Exchange Commission, whether such proposals are appropriate for inclusion in the proxy statement and form of proxy.

     In addition, Bancorp's Bylaws impose certain advance notice requirements on a shareholder nominating a director or submitting a proposal to an Annual Meeting. Such notice must be submitted to the secretary of Bancorp no earlier than 90, nor later than 60, days before an Annual Meeting, and must contain the information prescribed by the Bylaws, copies of which are available from the secretary. These requirements apply even if the shareholder does not desire to have his or her nomination or proposal included in Bancorp's proxy statement.

                                    OTHER MATTERS

     The officers and directors of Bancorp do not know of any matters to be presented for shareholder approval at the Annual Meeting other than those described in this Proxy Statement. If any other matters should come before the Annual Meeting, the Board of Directors intends that the persons named in the enclosed form of proxy, or their substitutes, will vote such proxy in accordance with their best judgment on such matters.



                                        By Order Of The Board Of Directors



                                        /s/ David H. Brooks
                                        --------------------------------------
                                        David H. Brooks
                                        Chairman and Chief Executive Officer
                                        S.Y. Bancorp, Inc.

Louisville, Kentucky
March 18, 1998

                                  S.Y. BANCORP, INC.
                                1040 EAST MAIN STREET
                              LOUISVILLE, KENTUCKY 40206

                          PROXY FOR HOLDERS OF COMMON STOCK
                   ANNUAL MEETING OF SHAREHOLDERS - APRIL 22, 1998

     The undersigned hereby appoints David H. Brooks and David P. Heintzman, or either of them, attorneys with power of substitution and revocation to each, to vote any and all shares of Common Stock of S.Y. Bancorp, Inc. ("Bancorp") held of record by the undersigned, in the name and as the proxy of the undersigned, at the Annual Meeting of shareholders of Bancorp (the "Annual Meeting") to be held at Stock Yards Bank & Trust Company's Exchange Building dining room, 1048 East Main Street, Louisville, Kentucky 40202, on April 22, 1998, at 10:00 a.m., Eastern Time, or any adjournment thereof, hereby revoking any prior proxies to vote said stock, upon the following proposals more fully described in the Notice of and Proxy Statement for the meeting (receipt of which is hereby acknowledged):



(1)  FOR   [ ]   AGAINST   [ ]   ABSTAIN   [ ]  a proposal to approve the
     action of the Board of Directors fixing the number of directors at fifteen (15) and electing at the Annual Meeting four (4) directors.

(2)  ELECTION OF DIRECTORS  -        Nominees are: David H. Brooks;
     Carl T. Fischer, Jr.; Stanley A. Gall, M.D.; Henry A. Meyer.

     Mark     [ ]  FOR ALL nominees listed above
     One Box  [ ]  FOR ALL nominees listed above EXCEPT the following:
     Only     [ ]  WITHHOLD authority to vote for ALL nominees listed above

(3)  FOR [ ]   AGAINST  [ ]  ABSTAIN  [ ] a  proposal amending the Articles of
     Incorporation to increase the number of authorized shares of Common Stock from 5,000,000 to 10,000,000.

(4) In their discretion on such other business as may properly come before the Annual Meeting or any adjournment thereof.



     THIS PROXY, PROPERLY SIGNED AND DATED, WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.


Date: __________________________,1998  _____________________________________

                                       _____________________________________
                                                  (Signatures)

     Should the above signed be present and elect to vote at the Annual Meeting of Shareholders or at any adjournment thereof and after notification to the Secretary of the Corporation at the Meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

     The above signed acknowledges receipt from the Corporation, prior to the execution of this proxy, of the Notice of the Annual Meeting of Shareholders, a proxy statement for the Annual Meeting of Shareholders, and an Annual Report to Shareholders.

     Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, only one signature is required but each holder should sign, if possible.

                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY

                                  S.Y. BANCORP, INC.
                             ANNUAL FINANCIAL STATEMENTS
                               AND REVIEW OF OPERATIONS
                                         1997


                 ANNUAL FINANCIAL STATEMENTS AND REVIEW OF OPERATIONS

                                                                                         Page
Selected Consolidated Financial Data                                                       2

Market for Registrant's Common Stock and Related Stockholder Matters                       2

Management's Discussion and Analysis of Financial Condition and Results of Operations      3

Consolidated Balance Sheets                                                               16

Consolidated Statements of Income                                                         17

Consolidated Statements of Changes in Stockholders' Equity                                18

Consolidated Statements of Cash Flows                                                     19

Notes to Consolidated Financial Statements                                                20

Report of Independent Auditors                                                            40

Management's Report on Consolidated Financial Statements                                  41


SELECTED CONSOLIDATED FINANCIAL DATA


                                                                            YEARS ENDED DECEMBER 31
--------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands except per share data)           1997            1996           1995           1994           1993
--------------------------------------------------------------------------------------------------------------------------
Net interest income                               $  19,723       $  16,538      $  14,609      $  12,338      $   9,811
Provision for loan losses                             1,000             800          1,260          1,000            820
Net income                                            6,534           5,179          4,056          3,101          2,515

PER SHARE DATA
Net income, basic                                 $    1.99       $    1.58      $    1.25      $     .96      $     .78
Net income, diluted                                    1.92            1.54           1.22            .94            .77
Cash dividends declared                                 .48             .40            .36            .29            .21

AVERAGES
Stockholders' equity                              $  34,174       $  29,675      $  25,964      $  23,320      $  21,011
Assets                                              437,037         352,977        295,892        253,139        236,015
Long-term debt                                        2,259           1,171            607            617            617

RATIOS
Average stockholders' equity to
 average assets                                        7.82%           8.41%          8.77%          9.21%          8.90%
Return on average stockholders' equity                19.12           17.45          15.62          13.30          11.97
Return on average assets                               1.50            1.47           1.37           1.23           1.07

Per share information has been adjusted to reflect stock splits and stock dividends.

MARKET FOR REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Bancorp's common stock is traded on the American Stock Exchange under the ticker symbol SYI. The table below sets forth the quarterly high and low market prices of Bancorp's common stock, and dividends declared per share. The payment of dividends by the Banks to Bancorp is subject to the restriction described in note 15 to the consolidated financial statements. On December 31, 1997, Bancorp had 768 shareholders of record. The information below has been adjusted to reflect the August, 1996 2-for-1 stock split.


                              1997                                         1996
------------------------------------------------------------------------------------------------------
                                        Cash Dividends                                Cash Dividends
Quarter        High           Low          Declared         High           Low           Declared
------------------------------------------------------------------------------------------------------
First       $  34.25       $  29.50         $  .12        $ 25.50      $  21.25           $ .10
Second         38.00          31.00            .12          28.75         25.00             .10
Third          43.75          36.00            .12          34.50         24.63             .10
Fourth         50.50          39.75            .12          34.50         27.25             .10


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The purpose of this discussion is to provide information as to the analysis of the consolidated financial condition and results of operations of S.Y. Bancorp, Inc. (Bancorp) and its wholly-owned subsidiaries, Stock Yards Bank & Trust Company, a Kentucky Bank, and Stock Yards Bank & Trust Company, an Indiana Bank (the Banks). This discussion should be read in conjunction with Bancorp's consolidated financial statements and accompanying notes and other schedules presented elsewhere in this report.

ACQUISITION

In October, 1996, Bancorp completed the acquisition of the Indiana Bank. Bancorp purchased 100% of the common stock of the Indiana Bank for a total purchase price of $2,803,000 including acquisition costs of $128,000. The acquisition was accounted for as a purchase. Results of operations of the Indiana Bank subsequent to the acquisition date are included in the consolidated statements of income, changes in stockholders' equity and cash flows.

Goodwill related to the acquisition of $1,041,000 is being amortized over fifteen years. Amortization of goodwill decreased net income by $69,000 in 1997 and $12,000 in 1996. Goodwill amortization is expected to decrease net income by $69,000 per year for the remainder of the amortization period.

Management's primary intent in this acquisition was to be able to establish banking operations in southern Indiana. Clarksville, Jeffersonville and New Albany are a natural part of Bancorp's market. The Indiana Bank established a branch in Clarksville during 1997.

RESULTS OF OPERATIONS

Net income was $6,534,000 or $1.92 per share on a diluted basis in 1997. This compares to $5,179,000 or $1.54 per share and $4,056,000 or $1.22 per share in 1996 and 1995, respectively. The increase in 1997 earnings was attributable to several factors, the most notable of which were net interest income and non-interest income growth. Earnings include a 18.9% increase in fully taxable equivalent net interest income and a 32.6% increase in non-interest income. All components of non-interest income increased. Partially offsetting the overall income increases were increases in non-interest expenses of 22.1%.
Non-interest expenses increased in all categories. These increases are primarily related to continued expansion of Bancorp's banking center network.

The following paragraphs provide a more detailed analysis of the significant factors affecting operating results.

NET INTEREST INCOME

Net interest income, the most significant component of Bancorp's earnings, is total interest income less total interest expense. Net interest spread is the difference between the taxable equivalent rate earned on average interest earning assets and the rate expensed on average interest bearing liabilities. Net interest margin represents net interest income on a taxable equivalent basis as a percentage of average earning assets. Net interest margin is affected by both the interest rate spread and the level of non-interest bearing sources of funds, primarily consisting of demand deposits and stockholders' equity. The level of net interest income is determined by the mix and volume of interest earning assets, interest bearing deposits and borrowed funds, and by changes in interest rates. The discussion that follows is based on tax equivalent interest data.

Net interest income was $19,899,000, $16,732,000 and $14,783,000 for 1997, 1996
and 1995, respectively. This represents a 18.9% increase for 1997 over 1996 and a 13.2% increase for 1996 over 1995. These improvements in net interest income resulted from an increase in average earning assets offset by a slight decline in net interest spread. Average earning assets increased $75,737,000 to $407,089,000 in 1997 and increased $53,885,000 to $331,352,000 in 1996.

Net interest spread and net interest margin were 4.06% and 4.89%, respectively, in 1997 and 4.16% and 5.05%, respectively in 1996. The Banks' prime lending rate was 8.50% and 8.25% at December 31, 1997 and 1996, respectively. It did not change during 1997. Average rates earned on earning assets decreased 13 basis points, and average rates paid on interest bearing liabilities decreased 3 basis points when comparing 1997 to 1996.

The following table provides information about Bancorp's derivative financial instruments and other financial instruments that are sensitive to changes in interest rates. For loans, securities and liabilities with contractual maturities, the table presents principal cash flows and weighted average interest rates as well as Bancorp's experience of the impact of interest rate fluctuations on the prepayment of mortgage-backed securities. For deposits that have no contractual maturity (non interest bearing checking, interest bearing checking and savings), the table presents information regarding the most likely withdrawal behaviors. This information is based on Bancorp's historical experience and management's judgments. For interest rate caps and floors, the table presents notional amounts. Notional amounts are used to calculate the contractual payments to be exchanged under the contracts.


-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                   1998       1999      2000        2001      2002     Thereafter      Total      Fair Value
-----------------------------------------------------------------------------------------------------------------------------------
LOANS
Fixed rate                           $ 45,374   $ 35,235  $ 35,733   $ 39,668   $ 47,354     $ 25,496     $ 228,860     $ 229,304
Average interest rate                    9.24%      8.93%     9.16%      8.86%      8.85%        8.12%         8.89%
Variable rate                        $ 51,292   $ 12,420  $  5,561   $  6,424   $  9,507     $ 56,229     $ 141,433     $ 141,433
Average interest rate                    9.21%      9.00%     9.28%      9.15%      8.97%        9.13%         9.15%

SECURITIES
Fixed rate                           $  7,920   $  9,045  $  9,817   $  8,416   $  9,400     $ 15,516     $  60,114     $  60,424
Average interest rate                    5.96%      5.99%     6.12%      6.20%      5.90%        6.37%         6.12%

Federal funds sold
  (variable rate)                    $  6,000          -         -          -          -            -     $   6,000     $   6,000
Average interest rate                    5.50%         -         -          -          -            -          5.50%

DEPOSITS
Non-interest
  bearing checking                   $ 10,815   $ 10,815  $ 10,815   $ 10,815   $ 10,815     $ 18,028     $  72,103     $  72,103
Average interest rate                       -          -         -          -          -            -             -
Savings and interest
  bearing checking                   $ 18,975   $ 18,975  $ 18,975   $ 18,975   $ 18,975     $ 31,623     $ 126,498     $ 126,498
Average interest rate                    2.82%      2.82%     2.82%      2.82%      2.82%        2.82%         2.82%
Time deposits (fixed rate)           $153,349   $ 49,150  $  8,684   $  4,637   $  2,023     $  1,127     $ 218,970     $ 220,047
Average interest rate                    5.54%      5.91%     6.56%      5.74%      5.82%        6.33%         5.68%
Other short-term borrowings
  (variable rate)                    $  4,483          -         -          -          -            -     $   4,483     $   4,483
Average interest rate                    5.30%         -         -          -          -            -          5.30%

Federal funds purchased
  and securities sold under
  agreements to repurchase
  (variable rate)                    $ 13,684          -         -          -          -            -      $ 13,684     $  13,684
Average interest rate                    5.42%         -         -          -          -            -          5.42%
Long-term debt
  (variable rate)                    $  1,800          -         -          -          -     $    315     $   2,115     $   2,115
Average interest rate                    7.59%         -         -          -          -         7.25%         7.54%

DERIVATIVE FINANCIAL INSTRUMENTS
Interest rate cap sold                      -   $ 50,000         -          -          -            -      $ 50,000             -
Strike rate                                 -       9.00%        -          -          -            -          9.00%
Interest rate floor purchased               -   $ 50,000         -          -          -            -      $ 50,000             -
Strike rate                                 -       8.00%        -          -          -            -          8.00%


As interest rates change in the market, rates earned on assets do not necessarily move identically with rates paid on liabilities. Proper asset and liability management involves the matching of interest sensitive assets and liabilities to reduce interest rate risk. The Banks manage interest rate risk by adjusting the mix of fixed rate loans and securities against longer term fixed rate time deposits.

The following table presents the increases in net interest income due to changes in volume and rate computed on a tax equivalent basis and indicates how net interest income in 1997 and 1996 was impacted by volume increases and the lower average interest rate environment. The tax equivalent adjustments are based on a 34% tax rate. The change in interest due to both rate and volume has been allocated to the change due to volume and change due to rate in proportion to the relationship of the absolute dollar amounts of the change in each.

TAXABLE EQUIVALENT RATE/VOLUME ANALYSIS


                                                           1997/1996                                     1996/1995
-------------------------------------------------------------------------------------------------------------------------------
                                                             Increase (Decrease)                         Increase (Decrease)
                                              Net                  Due to                 Net                   Due to
(In thousands)                              Change           Rate         Volume         Change           Rate         Volume
-------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                     $ 5,212          $    4        $ 5,208        $ 3,291         $ (752)       $ 4,043
Federal funds sold                            180              (3)           183            (35)           (48)            13
Mortgage loans held for sale                 (144)            (18)          (126)           205             (5)           210
Securities
  U.S. Treasury and federal agencies          930            (165)         1,095            312            (74)           386
  States and political subdivisions             5             (84)            89            131            (10)           141
                                          -------         -------        -------        -------        -------        -------
TOTAL INTEREST INCOME                       6,183            (266)         6,449          3,904           (889)         4,793
                                          -------         -------        -------        -------        -------        -------
INTEREST EXPENSE
Deposits
  Interest bearing demand deposits            576             141            435             43           (113)           156
  Savings deposits                             71             (33)           104            162            (31)           193
  Money market deposits                       (59)            (27)           (32)          (162)          (144)           (18)
  Time deposits                             2,238            (179)         2,417          1,960             37          1,923
Securities sold under agreements
  to repurchase and federal
  funds purchased                              78               8             70            (56)           (50)            (6)
Other short-term borrowings                    31              (5)            36            (33)           (21)           (12)
Long-term debt                                 81               1             80             41             -              41
                                          -------         -------        -------        -------        -------        -------
TOTAL INTEREST EXPENSE                      3,016             (94)         3,110          1,955           (322)         2,277
                                          -------         -------        -------        -------        -------        -------
NET INTEREST INCOME                       $ 3,167          $ (172)       $ 3,339        $ 1,949         $ (567)       $ 2,516
                                          -------         -------        -------        -------        -------        -------
                                          -------         -------        -------        -------        -------        -------


PROVISION FOR LOAN LOSSES
In determining the provision for loan losses charged to expense, management carefully considers many factors. Among these are the quality of the loan portfolio, previous loss experience, the size and composition of the loan portfolio and an assessment of the impact of current economic conditions on borrowers. Responding to these factors, management provided $1,000,000 in 1997. The provision for loan losses was $800,000 in 1996 and $1,260,000 in 1995. At December 31, 1997, the allowance for loan losses was 1.60% of year-end loans compared to 1.71% at December 31, 1996. Charge-off history has been well below industry averages, and management's evaluations indicated a provision of $1,000,000 to be sufficient to maintain the allowance for loan losses at an adequate level.

The Banks' loan portfolios continue to be diversified with no significant concentrations of credit. Geographically, most loans are extended to borrowers in the Louisville, Kentucky metropolitan area. The adequacy of the allowance is monitored on an ongoing basis and it is the opinion of management that the balance of the allowance for loan losses at December 31, 1997, is adequate to absorb anticipated losses in the loan portfolio as of this date.

NON-INTEREST INCOME AND EXPENSES
Non-interest income increased by 32.6% in 1997 as compared to 1996, and 23.8% in 1996 as compared to 1995.

The largest component of non-interest income is investment management and trust fee income which increased 38.8% in 1997, 15.1% in 1996 and 38.6% in 1995. The investment management and trust department has established a reputation of personalized service and superior investment returns. Assets under management, through customer retention and attraction of new business, grew to $632 million as of December 31, 1997 as compared to $470 million as of December 31, 1996. Growth in the department's assets include both personal and employee benefit accounts. Furthermore, the department assumed responsibility for managing the Banks' securities portfolio during 1996. The assets under management reported above include $60 million of the Banks' investment securities as of December 31, 1997 and $46 million as of December 31, 1996.

Service charges on deposit accounts increased 24.8% over 1996. Growth in deposit accounts, arising primarily from new banking locations, presented opportunities for increased fee income in this area. Rates for some deposit services were raised in the third quarter of 1996; however, the vast majority of the increase is due to account volume.

The Kentucky Bank operates a mortgage banking company. This department originates residential mortgage loans and sells the loans in the secondary market. The department offers conventional, VA and FHA financing as well as a program for low income first time home buyers. Loans are made for both purchase and refinancing of homes. Virtually all loans originated by the mortgage banking company are sold in the secondary market with servicing rights released. Gains on sales of mortgage loans were $1,077,000 in 1997 as compared to $1,016,000 and $736,000 in 1996 and 1995, respectively. Interest rates on conventional mortgage loans directly impact the volume of business transacted by the mortgage banking department. Falling rates in 1995 stimulated the volume of loans originated. With relatively stable interest rates during 1996 and 1997, growth in those years has been due more to the mortgage company's expanding reputation. Profit margins in the mortgage banking industry have been shrinking over the last two to three years making increasing volumes a focus. Also the mortgage company helps support the corporate philosophy of capitalizing on relationships rather than single transactions.

Other non-interest income increased in 1997 as compared to 1996 by $403,000 or 67.5% and $137,000 or 29.8% in 1996 compared to 1995. The increases are due to several contributing factors, the largest of which is the addition of a brokerage services department during 1996. Brokerage services fees totaled $226,000 and $65,000 in 1997 and 1996, respectively. Through an account executive with Robert Thomas Securities, Inc., bank customers have convenient access to a full service brokerage company. Products available include stocks, government and corporate bonds, annuities, mutual funds and insurance. Services include asset management and investment advice. Having these products and services readily available enables customers to find solutions to most all of their financial needs in one location.

Total non-interest expenses increased 22.1% in 1997 over 1996, and 15.1% in 1996 over 1995.

Salaries and employee benefits, the largest non-interest expense category, increased 24.9% in 1997 and 17.7% in 1996. These increases occurred primarily from regular salary increases and new employees added to support expansion. As of December 31, 1997, the Banks had 250 full time equivalent employees (FTEs). As of December 31, 1996, that total was 220 FTEs. Additionally, a performance incentive program is in place, and increasing earnings have qualified certain bank employees for incentive compensation. Further, as salary expense increases, so do corresponding employee benefit expenses. It should be noted there are no significant obligations for post-retirement or post-employment benefits.

Net occupancy expense increased 16.4% in 1997 and 6.5% in 1996. Occupancy expenses have increased as Bancorp has continued its expansion plans. In 1997, the Kentucky Bank and Indiana Bank each completed the construction of and opened one banking center. The Kentucky Bank has nine banking center locations including the main office. All are in the Louisville area. The Indiana Bank has two locations. Furniture and equipment expense increased 13.6% in 1997 compared to 1996 and 22.4% in 1996 compared to 1995. Investments in computer technology have resulted in significant increases over the last several years.

Other non-interest expenses increased 20.6% in 1997 and 9.2% in 1996. The increase in both years largely related to Bancorp's expansion. Among costs which increased significantly were delivery, communication and supplies. Management continues to identify cost containment opportunities where expense reductions can be made without sacrificing the level of service to customers.

INCOME TAXES

Bancorp had income tax expense of $2,873,000 in 1997 compared to $2,442,000 in 1996 and $1,900,000 in 1995. The effective rates were 30.5%, 32.0% and 31.9%, respectively. With a statutory tax rate of 34.0%, the effective rates reflect tax exempt interest income.

FINANCIAL CONDITION

EARNING ASSETS AND INTEREST BEARING LIABILITIES
Total consolidated assets of Bancorp at December 31, 1997 increased 15.2% over December 31, 1996 to $478,597,000. Average assets for 1997 increased 23.8% over 1996 to $437,037,000. During 1997, Bancorp increased its net average earning assets to $72,082,000 from $62,693,000 during 1996.

The growth of average earning assets occurred primarily in the area of loans. Loan demand continued to increase during 1997. Commercial and industrial loans increased 14.3%. Construction and development loans decreased 4.6%. Real estate mortgage loans increased 30.8%. Consumer loans increased 24.3%.

Regarding derivative financial instruments as defined by SFAS No. 119, "Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments," at December 31, 1997 the Kentucky Bank held an interest rate collar contract as described in the maturity table under the heading "Net Interest Income." In addition, the Kentucky Bank has, in its portfolio of securities,

FHLMC and FNMA issued collateralized mortgage obligations (CMOs) with a carrying value of approximately $16,826,000. Management monitors these securities on an ongoing basis and has determined these not to be high risk. With respect to the total portfolio of securities held to maturity, market value exceeded amortized cost at December 31, 1997 by 1.1%. At December 31, 1996, amortized cost exceeded market value by .4%.

Growth of average interest bearing liabilities occurred in all categories other than money market deposit accounts. With lower interest rates over the last three years, some depositors have chosen to shift money market funds to time deposit accounts. Average time deposits increased 28% in 1997 from the 1996 average. Interest bearing demand deposits increased 55% and savings accounts averaged 15% higher in 1997 as compared to 1996. Overall, average interest bearing deposits increased 25% in 1997. Average balances of securities sold under agreements to repurchase decreased slightly in 1996. Commercial depositors have the opportunity to enter into a sweep agreement whereby excess demand deposit balances are transferred to a separate account. This balance is then used to purchase securities sold under agreements to repurchase. Of the total securities sold under agreements to repurchase and federal funds purchased caption, the 1997 average balance for federal funds purchased was $1,927,000.

AVERAGE BALANCES AND INTEREST RATES - TAXABLE EQUIVALENT BASIS


                                               Year 1997                    Year 1996                      Year 1995
----------------------------------------------------------------------------------------------------------------------------------
                                       Average              Average   Average               Average  Average              Average
(Dollars in thousands)                 Balances   Interest   Rate     Balances   Interest    Rate    Balances   Interest   Rate
----------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Federal funds sold                    $ 11,131    $   622   5.59%    $  7,851    $   442     5.63%  $  7,635    $   477      6.25%
Mortgage loans held for sale             4,181        309   7.39        5,883        453     7.70      3,158        248      7.85
Securities
  U.S. Treasury and federal agencies    53,567      3,492   6.52       36,901      2,562     6.94     31,294      2,250      7.12
  States and political subdivisions      9,048        551   6.09        7,686        546     7.10      5,706        415      7.27
Loans, net of unearned income          329,162     30,541   9.28      273,031     25,329     9.28    229,674     22,038      9.60
                                      --------    -------   ----     --------    -------     ----   --------    -------      ----
TOTAL EARNING ASSETS                   407,089     35,515   8.72      331,352     29,332     8.85    277,467     25,428      9.16
Less allowance for loan losses           5,530    -------   ----        4,807    -------     ----      4,115    -------      ----
                                      --------                       --------                       --------
                                       401,559                        326,545                        273,352
NON-EARNING ASSETS
Cash and due from banks                 15,899                         11,120                         10,721
Premises and equipment                  12,051                          8,529                          5,672
Accrued interest receivable and
  other assets                           7,528                          6,783                          6,147
                                      --------                       --------                       --------
TOTAL ASSETS                          $437,037                       $352,977                       $295,892
                                      --------                       --------                       --------
INTEREST BEARING LIABILITIES
Deposits
  Interest bearing demand deposits    $ 50,137   $  1,268   2.53%    $ 32,259    $   692     2.15%  $ 25,471    $   649      2.55%
  Savings deposits                      23,352        774   3.31       20,251        703     3.47     14,733        541      3.67
  Money market deposits                 47,138      1,612   3.42       48,059      1,671     3.48     48,540      1,833      3.78
  Time deposits                        195,209     10,953   5.61      152,191      8,715     5.73    118,611      6,755      5.70
Securities sold under agreements
  to repurchase and federal funds
  purchased                             14,408        729   5.06       13,023        651     5.00     13,128        707      5.39
Other short-term borrowings              2,504        113   4.51        1,705         82     4.81      1,914        115      6.01
Long-term debt                           2,259        167   7.39        1,171         86     7.34        607         45      7.41
                                      --------    -------   ----     --------    -------     ----   --------    -------      ----
TOTAL INTEREST BEARING LIABILITIES     335,007     15,616   4.66      268,659     12,600     4.69    223,004     10,645      4.77
                                                  -------   ----                 -------     ----               -------      ----
NON-INTEREST BEARING LIABILITIES
Non-interest bearing demand deposits    63,857                         51,780                         44,340
Accrued interest payable and
  other liabilities                      3,999                          2,863                          2,584
                                      --------                       --------                       --------
TOTAL LIABILITIES                      402,863                        323,302                        269,928
STOCKHOLDERS' EQUITY                    34,174                         29,675                         25,964
                                      --------                       --------                       --------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY                              $437,037                       $352,977                       $295,892
NET INTEREST INCOME                   --------   $ 19,899            --------    $16,732            --------    $14,783
NET INTEREST SPREAD                              --------   4.06%                -------     4.16%              -------      4.39%
                                                            ----                             ----                            ----
NET INTEREST MARGIN                                         4.89%                            5.05%                           5.31%
                                                            ----                             ----                            ----

SECURITIES
The purpose of the securities portfolio is to provide another source of interest income as well as liquidity management. In managing the composition of the balance sheet, Bancorp seeks a balance among earnings sources and credit and liquidity considerations.

The carrying value of securities is summarized as follows:


                                             YEARS ENDED DECEMBER 31
-------------------------------------------------------------------------------
(In thousands)                            1997        1996        1995
-------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE
  U.S. Treasury and federal agency
    obligations                        $ 31,244     $ 19,276    $ 14,399
  Mortgage-backed securities                  -            -       1,146
  Obligations of states and
    political subdivisions                  218          165           -
                                         ------       ------      ------

                                       $ 31,462     $ 19,441    $ 15,545
                                         ------       ------      ------
                                         ------       ------      ------
SECURITIES HELD TO MATURITY
  U.S. Treasury and federal agency
    obligations                        $  3,864     $ 30,100    $  9,079
  Mortgage-backed securities             16,826       18,361      10,046
  Obligations of states and
    political subdivisions                7,962        7,618       7,585
                                         ------       ------      ------
                                       $ 28,652     $ 56,079    $ 26,710
                                         ------       ------      ------
                                         ------       ------      ------

The maturity distribution and weighted average interest rates of securities at December 31, 1997, are as follows:


---------------------------------------------------------------------------------------------------------------
                                                     After one but        After five but
                                  Within one year   within five years    within ten years     After ten years
                                  ----------------  ------------------   -----------------    ----------------
(Dollars in thousands)             Amount    Rate      Amount    Rate      Amount    Rate      Amount    Rate
---------------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE
U.S. Treasury and
  federal agency
  obligations                    $ 4,269      5.77%  $ 18,422     5.94%   $ 8,553     6.35% $     -         -%
Obligations of states
  and political
  subdivisions                        95      4.50          -        -        123     4.80        -         -
                                  ------      ----     ------     ----     ------     ----   ------      ----
                                 $ 4,364      5.75%  $ 18,422     5.94%   $ 8,676     6.33% $     -         -%
                                  ------      ----     ------     ----     ------     ----   ------      ----
                                  ------      ----     ------     ----     ------     ----   ------      ----
SECURITIES HELD TO MATURITY
U.S. Treasury and
  federal agency
  obligations                    $ 1,839      5.85%  $  2,025     7.13%   $     -        -% $     -         -%
Mortgage-backed
  securities                       1,313      6.88      9,818     6.45      4,088     6.49    1,607      6.57
Obligations of states
  and political
  subdivisions                       405      5.70      6,412     5.40      1,145     5.92        -         -
                                  ------      ----     ------     ----     ------     ----   ------      ----
                                 $ 3,557      6.21%  $ 18,255     6.16%   $ 5,233     6.37% $ 1,607      6.57%
                                  ------      ----     ------     ----     ------     ----   ------      ----
                                  ------      ----     ------     ----     ------     ----   ------      ----

LOAN PORTFOLIO
Bancorp's primary source of income is interest on loans. The following table presents the composition of loans at December 31 of the years indicated.


------------------------------------------------------------------------------------
(In thousands)                     1997      1996      1995       1994       1993
------------------------------------------------------------------------------------
Commercial and industrial     $ 101,030  $ 88,352 $  81,325  $  79,397  $  73,953
Construction and development     21,481    22,518    15,327      8,144      7,431
Real estate mortgage            217,830   166,574   137,618    105,207     91,736
Consumer                         29,952    24,104    18,667     14,664     14,943
                               --------  --------  --------   --------   --------
                              $ 370,293 $ 301,548 $ 252,937  $ 207,412  $ 188,063
                               --------  --------  --------   --------   --------
                               --------  --------  --------   --------   --------

The following tables show the amounts of commercial and industrial loans, and construction and development loans, at December 31, 1997, which, based on remaining scheduled repayments of principal, are due in the periods indicated. Also shown are the amounts due after one year classified according to sensitivity to changes in interest rates.


                                                  Maturing
-------------------------------------------------------------------------------
                                           After one but
                              Within one    within five  After five
(In thousands)                   year         years         years      Total
-------------------------------------------------------------------------------
  Commercial and industrial     $ 27,358   $  44,823    $  28,849   $ 101,030
  Construction and development    21,481           -            -      21,481
                                 -------    --------      -------     -------
                                 -------    --------      -------     -------


                                               Interest Sensitivity
-------------------------------------------------------------------------------
                                               Fixed       Variable
(In thousands)                                  rate         rate
-------------------------------------------------------------------------------
  Due after one but within five years      $  32,579     $ 12,244
  Due after five years                         5,564       23,285
                                             -------      -------
                                           $  38,143     $ 35,529
                                             -------      -------
                                             -------      -------


NONPERFORMING LOANS AND ASSETS AND ALLOWANCE FOR LOAN LOSSES
Nonperforming loans, which include nonaccrual loans and restructured loans, totaled $290,000 and $854,000 at December 31, 1997 and 1996, respectively. The threshold at which loans are generally transferred to nonaccrual of interest status is 90 days past due, and at December 31, 1997, there were no accruing loans which were past due over 90 days which were not well secured and in the process of collection. Nonperforming loans represent .08% of total loans at year end 1997 compared to .28% in 1996.

Nonperforming assets include nonperforming loans, other real estate and repossessed assets. At December 31, 1997 and 1996, nonperforming assets totaled $290,000 and $1,129,000, respectively. This represents .06% of total assets at year end 1997 compared to .27% in 1996.

In addition to the nonperforming loans discussed above, there were loans for which payments were current or less than 90 days past due where borrowers are experiencing significant financial difficulties. These loans of approximately $5,275,000 are monitored by management and considered in determining the level of the allowance for loan losses. Management feels these loans present no significant loss exposure. The allowance for loan losses is discussed in detail under the heading "Provision for Loan Losses."

The following table summarizes impaired loans (1997, 1996 and 1995), nonaccrual, restructured and past due loans. Loans are placed in a nonaccrual income status when, in the opinion of management, the prospects for recovering both principal and accrued interest are considered doubtful.


                                            DECEMBER 31
-------------------------------------------------------------------------------
(In thousands)                 1997      1996     1995        1994       1993
-------------------------------------------------------------------------------
Nonaccrual loans              $ 290     $ 854   $ 1,212     $  367     $  158
Restructured loans                -         -                   61        159
                               ----      ----     -----       ----       ----
                              $ 290     $ 854   $ 1,212     $  428      $ 317
                               ----      ----     -----       ----       ----
                               ----      ----     -----       ----       ----

Interest income recorded on nonaccrual loans (cash basis) for 1997 totaled $2,000. Interest income that would have been recorded if nonaccrual loans were on a current basis in accordance with their original terms was $25,300.

ALLOWANCE FOR LOAN LOSSES
An allowance for loan losses has been established to provide for loans which may not be repaid in entirety. Loan losses arise primarily from the loan portfolio, but may also be generated from other sources such as commitments to extend credit, guarantees, and standby letters of credit. The allowance for loan losses is increased by provisions charged to expense and decreased by charge-offs, net of recoveries. Loans are charged off by management when deemed uncollectible; however, collection efforts continue and future recoveries may occur.

The allowance is maintained by management at a level considered adequate to cover losses that are currently anticipated. Factors considered include past loss experience, general economic conditions, and information about specific borrower situations including financial position and collateral values. Estimating the risk of loss and amount of loss on any loan is subjective and ultimate losses may vary from current estimates. Estimates are reviewed periodically and adjustments are reported in income through the provision for loan losses in the periods in which they become known. The adequacy of the allowance for loan losses is monitored by the internal loan review staff and reported to management and the Board of Directors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the adequacy of Bancorp's allowance for loan losses. Such agencies may require Bancorp to make additional provisions to the allowance based upon their judgements about information available to them at the time of their examinations. Management believes that the allowance for loan losses is adequate to absorb any losses on existing loans that may become uncollectible. See "Results of Operations - Provision for Loan Losses."

SUMMARY OF LOAN LOSS EXPERIENCE
The following table summarizes average loans outstanding, changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off by loan category, and additions to the allowance charged to expense:

                                                 YEARS ENDED DECEMBER 31
------------------------------------------------------------------------------------------
(Dollars in thousands)               1997       1996        1995       1994        1993
------------------------------------------------------------------------------------------
Average loans, net of
  unearned income                 $ 329,162   $ 273,031  $ 229,674  $ 190,409    $ 177,629
                                   --------    --------   --------   --------     --------
                                   --------    --------   --------   --------     --------
Balance of allowance for loan
  losses at beginning of year     $   5,155   $   4,507  $   3,649  $   2,752    $   2,179
Loans charged off
  Commercial and industrial              75         107        435        111           82
  Real estate mortgage                   26          45         13          9          171
  Consumer                              183         112         82         64           74
                                   --------    --------   --------   --------     --------
    Total loans charged off             284         264        530        184          327
                                   --------    --------   --------   --------     --------
Recoveries of loans
  previously charged off
  Commercial and industrial               3          27         95         16           20
  Real estate mortgage                    9          16         13         36           12
  Consumer                               38          47         20         29           48
                                   --------    --------   --------   --------     --------
    Total recoveries                     50          90        128         81           80
                                   --------    --------   --------   --------     --------
Net loans charged off                   234         174        402        103          247
Additions to allowance
  charged to expense                  1,000         800      1,260      1,000          820
Balance of allowance of
  acquired bank at date
  of acquisition                          -          22          -          -            -
                                   --------    --------   --------   --------     --------
Balance at end of year            $   5,921   $   5,155  $   4,507  $   3,649    $   2,752
                                   --------    --------   --------   --------     --------
                                   --------    --------   --------   --------     --------
Ratio of net charge-offs
  during year to average
  loans net of unearned
  income                               .07%        .06%       .18%       .05%         .14%
                                   --------    --------   --------   --------     --------
                                   --------    --------   --------   --------     --------

The following table sets forth the allocation of the allowance for loan losses for the loan categories shown. Although specific allocations exist, the entire allowance is available to absorb future losses in any particular loan category.


                                                       DECEMBER 31
------------------------------------------------------------------------------------------
(In thousands)                       1997       1996        1995       1994        1993
------------------------------------------------------------------------------------------
Commercial and industrial           $ 2,337     $ 1,913    $ 2,227    $ 1,679      $ 1,028
Construction and development            201         241        108         67           64
Real estate mortgage                  2,034       1,775        964        866          782
Consumer                                163         253        148        180          237
Unallocated                           1,186         973      1,060        857          641
                                     ------      ------     ------     ------       ------
                                    $ 5,921     $ 5,155    $ 4,507    $ 3,649      $ 2,752
                                     ------      ------     ------     ------       ------
                                     ------      ------     ------     ------       ------

The ratio of loans in each category to total outstanding loans is as follows:


                                                       DECEMBER 31
------------------------------------------------------------------------------------------
                                     1997       1996        1995       1994        1993
------------------------------------------------------------------------------------------
Commercial and industrial              27.3%       29.3%      32.1%      38.3%        39.3%
Construction and development            5.8         7.5        6.1        3.9          4.0
Real estate mortgage                   58.8        55.2       54.4       50.7         48.8
Consumer                                8.1         8.0        7.4        7.1          7.9
                                      -----       -----      -----      -----        -----
                                      100.0%      100.0%     100.0%     100.0%       100.0%
                                      -----       -----      -----      -----        -----
                                      -----       -----      -----      -----        -----

Presented below are selected ratios relating to the allowance for loan losses:


                                                 YEARS ENDED DECEMBER 31
------------------------------------------------------------------------------------------
                                                 1997         1996      1995
------------------------------------------------------------------------------------------
Provision for loan losses to average loans         .30%       .29%       .55%
Net charge-offs to average loans                   .07%       .06%       .18%
Allowance for loan losses to average loans        1.80%      1.89%      1.96%
Allowance for loan losses to year end loans       1.60%      1.71%      1.78%
Loan loss coverage                               44.47X     39.34X     17.95X

DEPOSITS AND BORROWED FUNDS
Bancorp's core deposits consist of non-interest and interest-bearing demand deposits, savings deposits, certificates of deposit under $100,000, certain certificates of deposit over $100,000 and IRAs. These deposits, along with other borrowed funds are used by Bancorp to support its asset base. By borrowing money from the least costly sources and adjusting rates offered to depositors, Bancorp is able to influence the amounts of deposits and borrowed funds needed to meet its funding requirements. The average amount of deposits in the Bank and average rates paid on such deposits for the years indicated are summarized as follows:


                                                 YEARS ENDED DECEMBER 31
------------------------------------------------------------------------------------------
(Dollars in thousands)               1997              1996                1995
------------------------------------------------------------------------------------------

                              Average   Average   Average    Average   Average   Average
                              Balance    Rate     Balance      Rate    Balance    Rate
                              -------  --------   -------    --------  -------  ---------
Non-interest bearing
 demand deposits            $  63,857        -%  $  51,780        -%   $  44,340       -%
Interest bearing
 demand deposits               50,137     2.53      32,259     2.15       25,471    2.55
Savings deposits               23,352     3.31      20,251     3.47       14,733    3.67
Money market deposits          47,138     3.42      48,059     3.48       48,540    3.78
Time deposits                 195,209     5.61     152,191     5.73      118,611    5.70
                             --------     ----    --------     ----     --------    ----
                                          ----                 ----                 ----
                            $ 379,693            $ 304,540             $ 251,695
                             --------             --------              --------
                             --------             --------              --------


Maturities of time deposits of $100,000 or more outstanding at December 31, 1997, are summarized as follows:


-------------------------------------------------------------------------------
(In thousands)
-------------------------------------------------------------------------------
                                               AMOUNT
3 months or less                             $  10,195
Over 3 through 6 months                          8,738
Over 6 through 12 months                        26,340
Over 12 months                                  13,319
                                              --------
                                             $  58,592
                                              --------
                                              --------

SHORT-TERM BORROWINGS
Federal funds purchased represent overnight borrowings. Repurchase agreements have maturities of less than one month.


                                                 YEARS ENDED DECEMBER 31
------------------------------------------------------------------------------------------
(Dollars in thousands)               1997              1996                1995
------------------------------------------------------------------------------------------

                              Amount     Rate     Amount       Rate     Amount    Rate
                              ------    ------    ------      ------    ------   ------
Securities sold under
 agreements to repurchase
   Year end balance         $  11,684     5.15%   $ 12,228     4.88%   $  12,349    5.14%
   Average during year         12,481     4.95      12,437     4.98       13,128    5.39
   Maximum month end
    balance during year        12,265               13,289                15,024


LIQUIDITY
The role of liquidity is to ensure funds are available to meet depositors' withdrawal and borrowers' credit demands while at the same time maximizing profitability. This is accomplished by balancing changes in demand for funds with changes in the supply of those funds. Liquidity to meet the demand is provided by maturing assets, short-term liquid assets that can be converted to cash and the ability to attract funds from external sources, principally depositors. Due to the nature of services offered by the Banks, management prefers to focus on transaction accounts and full service relationships with customers. Management believes it has the ability to increase deposits at any time by offering rates slightly higher than the market rate. The Indiana Bank has begun to build market share in southern Indiana with the opening of the Clarksville branch in 1997.

The Banks have a number of sources of funds to meet liquidity needs on a daily basis. An increase in loans affects liquidity as the repayment of principal and interest are a daily source of funds. The deposit base, consisting of consumer and commercial deposits and large dollar denomination ($100,000 and over) certificates of deposit, is another source of funds. The majority of these deposits are from long-term customers and are a stable source of funds. The Banks have no brokered deposits, and have an insignificant amount of deposits on which the rate paid exceeded the market rate by more than 50 basis points when the account was established. In addition, federal funds purchased continue to provide an available source of liquidity, although this source is seldom needed.

Other sources of funds available to meet daily needs include the sales of securities under agreements to repurchase and funds made available under a treasury tax and loan note agreement with the federal government. Also, the Kentucky Bank is a member of the Federal Home Loan Bank of Cincinnati (FHLB). As a member of the FHLB, the Bank has access to credit products of the FHLB. To date, the Bank has not needed to access this source of funds. Additionally, the Kentucky Bank has an available line of credit and federal funds purchased lines with correspondent banks.

Bancorp's liquidity depends primarily on the dividends paid to it as the sole shareholder of the Banks. As discussed in note 15 to Bancorp's consolidated financial statements, the Banks may pay up to $8,432,000 in dividends to Bancorp without regulatory approval.

CAPITAL
At December 31, 1997, stockholders' equity totaled $36,917,000, an increase of $5,323,000 or 16.8% over 1996. This increase was due to the strong earnings of 1997 coupled with a philosophy to retain approximately 70% to 80% of earnings in equity. Cash dividends declared were $.48 per share in 1997 and $.40 per share in 1996.

In August, 1996, the Board of Directors declared a 2-for-1 stock split to be effected in the form of a 100% stock dividend. The new shares were distributed in September 1996. In September 1994 and 1993, the Board of Directors declared 10% stock dividends which were distributed in November, 1994 and 1993, respectively. These capital changes were made to enhance shareholder value by increasing the shares of Bancorp's stock outstanding and to adjust the market price of the stock. Per share information has been restated to reflect the stock split and stock dividends.

Bank holding companies and their subsidiary banks are required by regulators to meet risk based capital standards. These standards, or ratios, measure the relationship of capital to a combination of balance sheet and off balance sheet risks. The value of both balance sheet and off balance sheet items are adjusted to reflect credit risks.

At December 31, 1997, Bancorp's tier 1 and total risk based capital ratios were 9.7% and 11.0%, respectively. These ratios exceed the 4.0% tier 1 and 8.0% total risk based capital minimums. A minimum leverage ratio, adopted by the Federal Reserve Board to assist in the assessment of capital adequacy, supplements the risk based capital requirements. The minimum leverage ratio is 3.0%; however, most bank holding companies are required to maintain a minimum in excess of that amount. Bancorp's leverage ratio at December 31, 1997 was 7.6%. Note 19 to the consolidated financial statements provides more details of regulatory capital requirements as well as capital ratios of the Banks. Bancorp and the Banks exceed regulatory capital ratios required to be well capitalized. However, these ratios for Bancorp and the Kentucky Bank have decreased over the last several years as assets have grown more quickly than equity. Management considers the effects of growth on capital ratios as it contemplates plans for expansion.

The following table presents various key financial ratios:


                                                       YEARS ENDED DECEMBER 31
----------------------------------------------------------------------------------------
                                                      1997       1996      1995
----------------------------------------------------------------------------------------
Return on average assets                              1.50%     1.47%      1.37%
Return on average stockholders' equity               19.12     17.45      15.62
Dividend pay out ratio, based on basic EPS           24.12     25.32      28.80
Average stockholders' equity to average assets        7.82      8.41       8.77

ACCOUNTING PRONOUNCEMENTS EFFECTIVE IN 1998
In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Also, in June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about
Segments of an Enterprise and Related Information." This statement requires reporting of certain information about operating segments. Both statements are effective in 1998.

YEAR 2000
Bancorp has undertaken a company wide evaluation of the effects Year 2000 will have on its information system and other important aspects of its business. Bancorp's program has five phases: awareness, assessment, renovation, validation and implementation. The Year 2000 project has advanced to the last three phases and should have Bancorp substantially Year 2000 compliant by mid 1999. The Year 2000 project coordinator and committee reports to the Board of Directors with regard to the project plan and status. Costs to prepare for the Year 2000 include new hardware and software, internal staff costs and some consulting. Because Bancorp has made recent large investments in upgrades of hardware and software, management does not anticipate significant incremental information systems costs related to the Year 2000. Bancorp recorded expense related to the Year 2000 of $60,000 in 1997 and management anticipates incurring a similar total for 1998. Management is addressing the matter of loan collectibility as it relates to customers' accounting, manufacturing and other systems. Customers' non-compliance with Year 2000 issues could adversely affect their ability to service their debt. Creditworthiness of customers will now include an evaluation of their compliance with Year 2000 issues.

CONSOLIDATED BALANCE SHEETS


                                                                        DECEMBER 31
----------------------------------------------------------------------------------------
(Dollars in thousands)                                               1997        1996
----------------------------------------------------------------------------------------
Assets
Cash and due from banks                                           $  18,153   $  15,348
Federal funds sold                                                    6,000       4,500
Mortgage loans held for sale                                          5,183       4,362
Securities available for sale (amortized cost $31,019
  in 1997 and $19,111 in 1996)                                       31,462      19,441
Securities held to maturity (approximate market
  value $28,962 in 1997 and $56,055 in 1996)                         28,652      56,079
Loans                                                               370,293     301,548
Allowance for loan losses                                             5,921       5,155
                                                                   --------    --------
Net loans                                                           364,372     296,393
Premises and equipment                                               13,903      10,079
Accrued interest receivable                                           2,970       2,299
Other assets                                                          7,902       6,864
                                                                   --------    --------
TOTAL ASSETS                                                      $ 478,597   $ 415,365
                                                                   --------    --------
                                                                   --------    --------

LIABILITIES
Deposits
  Non-interest bearing                                            $  72,103   $  63,627
  Interest bearing                                                  345,468     291,624
                                                                   --------    --------
Total deposits                                                      417,571     355,251
Securities sold under agreements to repurchase
  and federal funds purchased                                        13,684      19,728
Other short-term borrowings                                           4,483       2,668
Accrued interest payable and other liabilities                        3,827       3,427
Long-term debt                                                        2,115       2,697
                                                                   --------    --------
TOTAL LIABILITIES                                                   441,680     383,771
                                                                   --------    --------

STOCKHOLDERS' EQUITY
Common stock, no par value; 5,000,000 shares authorized;
  issued and outstanding 3,281,971 in 1997
  and 3,271,480 in 1996                                               5,486       5,451
Surplus                                                              13,644      13,390
Retained earnings                                                    17,495      12,535
Net unrealized gains on securities available for sale                   292         218
                                                                   --------    --------
TOTAL STOCKHOLDERS' EQUITY                                           36,917      31,594
                                                                   --------    --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $ 478,597   $ 415,365
                                                                   --------    --------
                                                                   --------    --------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME


                                                                        YEARS ENDED DECEMBER 31
----------------------------------------------------------------------------------------------------
                                                                      1997        1996        1995
(In thousands, except per share data)
----------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                                             $  30,523  $   25,293    $  21,988
Federal funds sold                                                      622         442          477
Mortgage loans held for sale                                            309         453          248
U.S. Treasury and federal agencies                                    3,492       2,562        2,250
Obligations of states and political subdivisions                        393         388          291
                                                                     ------      ------       ------
TOTAL INTEREST INCOME                                                35,339      29,138       25,254
                                                                     ------      ------       ------
INTEREST EXPENSE
Deposits                                                             14,607      11,781        9,778
Securities sold under agreements to repurchase
  and federal funds purchased                                           729         651          707
Other short-term borrowings                                             113          82          115
Long-term debt                                                          167          86           45
                                                                     ------      ------       ------
TOTAL INTEREST EXPENSE                                               15,616      12,600       10,645
                                                                     ------      ------       ------
NET INTEREST INCOME                                                  19,723      16,538       14,609
Provision for loan losses                                             1,000         800        1,260
                                                                     ------      ------       ------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                  18,723      15,738       13,349
                                                                     ------      ------       ------
NON-INTEREST INCOME
Investment management and trust services                              3,332       2,400        2,086
Service charges on deposit accounts                                   1,936       1,551        1,241
Gains on sales of securities available for sale                          80          35            -
Gains on sales of mortgage loans held for sale                        1,077       1,016          736
Other                                                                 1,000         597          460
                                                                     ------      ------       ------
TOTAL NON-INTEREST INCOME                                             7,425       5,599        4,523
                                                                     ------      ------       ------
NON-INTEREST EXPENSES
Salaries and employee benefits                                        9,846       7,882        6,694
Net occupancy expense                                                 1,121         963          904
Furniture and fixtures expense                                        1,633       1,438        1,175
Other                                                                 4,141       3,433        3,143
                                                                     ------      ------       ------
TOTAL NON-INTEREST EXPENSES                                          16,741      13,716       11,916
                                                                     ------      ------       ------

INCOME BEFORE INCOME TAXES                                            9,407       7,621        5,956
Income tax expense                                                    2,873       2,442        1,900
                                                                     ------      ------       ------
NET INCOME                                                        $   6,534   $   5,179    $   4,056
                                                                     ------      ------       ------
                                                                     ------      ------       ------

NET INCOME PER SHARE, BASIC                                       $    1.99   $    1.58    $    1.25
                                                                     ------      ------       ------
                                                                     ------      ------       ------
NET INCOME PER SHARE, DILUTED                                     $    1.92   $    1.54    $    1.22
                                                                     ------      ------       ------
                                                                     ------      ------       ------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                 THREE YEARS ENDED DECEMBER 31, 1997
-------------------------------------------------------------------------------------------------------------------
                                                   Common Stock
                                                                                            Net Unrealized
                                                                                              Gains on
                                                                                             Securities
                                             Number                               Retained    Available
                                            of Shares      Amount     Surplus     Earnings    for Sale     Total
(In thousands, except share data)
-------------------------------------------------------------------------------------------------------------------
Balance December 31, 1994                  1,620,311    $   5,400   $  13,137    $   5,777   $      21    $  24,335

Net income                                         -            -           -        4,056           -        4,056
Stock options exercised                        7,023           23         108            -           -          131
Cash dividends, $.36 per share                     -            -           -       (1,169)          -       (1,169)
Change in net unrealized gains on
  securities available for sale                    -            -           -            -         261          261
                                           ---------    ---------   ---------    ---------   ---------    ---------
Balance December 31, 1995                  1,627,334        5,423      13,245        8,664         282       27,614

Net income                                         -            -           -        5,179           -        5,179
Stock options exercised                        8,431           28         145            -           -          173
Cash dividends, $ .40 per share                    -            -           -       (1,308)          -       (1,308)
Shares issued for 2-for-1 stock split      1,635,715            -           -            -           -            -
Change in net unrealized gains on
  securities available for sale                    -            -           -            -         (64)         (64)
                                           ---------    ---------   ---------    ---------   ---------    ---------

Balance December 31, 1996                  3,271,480        5,451      13,390       12,535         218       31,594

Net income                                         -            -           -        6,534           -        6,534
Stock options exercised                        5,552           18          87            -           -          105
Shares issued for dividend reinvestment
  and employee stock purchase plans            4,939           17         167            -           -          184
Cash dividends, $ .48 per share                    -            -           -       (1,574)          -       (1,574)
Change in net unrealized gains on
  securities available for sale                    -            -           -            -          74           74
                                           ---------    ---------   ---------    ---------   ---------    ---------

Balance December 31, 1997                  3,281,971    $   5,486   $  13,644    $  17,495   $     292    $  36,917
                                           ---------    ---------   ---------    ---------   ---------    ---------
                                           ---------    ---------   ---------    ---------   ---------    ---------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                       YEARS ENDED DECEMBER 31
----------------------------------------------------------------------------------------------------
(In thousands)                                                        1997        1996        1995
----------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                         $  6,534    $  5,179     $  4,056
Adjustments to reconcile net income to net cash provided by
  operating activities
     Provision for loan losses                                        1,000         800        1,260
     Depreciation, amortization and accretion, net                    1,360       1,097          819
     Provision for deferred income taxes                               (286)       (131)        (247)
     Gains on sales of securities available for sale                    (80)        (35)           -
     Gains on sales of mortgage loans held for sale                  (1,077)     (1,016)        (736)
     Origination of mortgage loans held for sale                    (58,009)    (56,770)     (43,922)
     Proceeds from sales of mortgage loans held for sale             58,265      57,334       42,783
     (Increase) decrease in accrued interest receivable                (671)       (107)        (370)
     (Increase) decrease in other assets                             (1,032)     (1,243)        (694)
     Increase (decrease) in accrued interest payable                   (151)         23          415
     Increase (decrease) in other liabilities                           517         924          149
                                                                   --------    --------     --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                             6,370       6,055        3,513
                                                                   --------    --------     --------

INVESTING ACTIVITIES
Net (increase) decrease in federal funds sold                        (1,500)     (2,000)       8,000
Purchases of securities available for sale                          (23,237)    (10,031)           -
Purchases of securities held to maturity                            (11,380)    (44,878)     (36,967)
Proceeds from sales of securities available for sale                  4,026       7,018            -
Proceeds from maturities of securities available for sale             6,604       3,032        4,034
Proceeds from maturities of securities held to maturity              39,567      15,328       30,483
Net increase in loans                                               (68,979)    (48,620)     (46,065)
Purchases of premises and equipment                                  (5,096)     (4,154)      (2,712)
Proceeds from sales of other real estate                                172         221            -
Cash paid in acquisition, net of cash received                            -        (414)           -
                                                                   --------    --------     --------
NET CASH USED IN INVESTING ACTIVITIES                               (59,823)    (84,498)     (43,227)
                                                                   --------    --------     --------

FINANCING ACTIVITIES
Net increase in deposits                                             62,320      67,385       50,817
Net increase (decrease) in securities sold under
  agreements to repurchase and federal funds purchased               (6,044)      7,379       (2,134)
Net increase (decrease) in short-term borrowings                      1,815       1,923       (2,086)
Proceeds from long-term debt                                          1,800       2,200            -
Repayments of long-term debt                                         (2,382)       (110)           -
Issuance of common stock                                                257          91           99
Cash dividends paid                                                  (1,508)     (1,306)      (1,103)
                                                                   --------    --------     --------
NET CASH PROVIDED BY FINANCING ACTIVITIES                            56,258      77,562       45,593
                                                                   --------    --------     --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  2,805        (881)       5,879
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                       15,348      16,229       10,350
                                                                   --------    --------     --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                           $ 18,153    $ 15,348     $ 16,229
                                                                   --------    --------     --------
                                                                   --------    --------     --------

Income tax payments were $3,256,000 in 1997, $2,482,000 in 1996 and $2,266,000 in 1995. Cash paid for interest was $15,767,000 in 1997, $12,577,000 in 1996, and $10,230,000 in 1995.
See accompanying notes to consolidated financial statements.

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation, Nature of Operations and Use of Estimates in the Financial Statements The consolidated financial statements include the accounts of S.Y. Bancorp, Inc. (Bancorp) and its wholly-owned subsidiaries, Stock Yards Bank & Trust Company, a Kentucky Bank and Stock Yards Bank & Trust Company, an Indiana Bank (the Banks). Significant intercompany transactions and accounts have been eliminated in consolidation. The Banks engage in commercial and retail banking services, trust and investment management services, and mortgage banking services. The Kentucky Bank's offices are located throughout Louisville and Jefferson County, Kentucky. The Indiana Bank has two offices in southern Indiana. Bancorp's market area is Louisville and surrounding communities including southern Indiana.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of related revenues and expenses during the reporting period. Actual results could differ from those estimates.

STATEMENT OF CASH FLOWS
For purposes of reporting cash flows, Bancorp considers cash and due from banks to be cash equivalents.

SECURITIES
Securities which are intended to be held until maturity are carried at amortized cost. Securities available for sale include securities which may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and prepayment risk changes. Securities available for sale are carried at fair value with unrealized gains or losses, net of tax effect, included in stockholders' equity. Amortization of premiums and accretion of discounts are recorded using the interest method. Gains or losses on sales of securities are computed on a specific identification cost basis.

MORTGAGE LOANS HELD FOR SALE
Mortgage loans held for sale are carried at the lower of aggregate cost or market value. Gains on sales of mortgage loans are recorded at the time of funding by an investor at the difference between the sales proceeds and the loan's carrying value.

LOANS
Loans are stated at the unpaid principal balance net of deferred loan fees. Interest income on loans is recorded on the accrual basis except for those loans in a nonaccrual income status. Loans are placed in a nonaccrual income status when the prospects for recovering both principal and accrued interest are considered doubtful or when a default of principal or interest has existed for 90 days or more unless such a loan is well secured and in the process of collection. Interest received on nonaccrual loans is generally applied to principal. Nonaccrual loans are returned to accrual status once principal recovery is reasonably assured.

Loans are classified as impaired when it is probable the Bank(s) will be unable to collect interest and principal according to the terms of the loan agreement. These loans are measured based on the present value of future cash flows discounted at the loan's effective interest rate or at the fair value of the loan's collateral, if applicable. Generally, impaired loans are also in nonaccrual of interest status.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is maintained at a level that adequately provides for potential losses. Management determines the adequacy of the allowance based on reviews of individual credits, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and such other factors that, in management's judgement, deserve current recognition in estimating loan losses. The allowance for loan losses is increased by the provision for loan losses and reduced by net loan charge-offs.

PREMISES AND EQUIPMENT
Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation of premises and equipment is computed using both accelerated and straight-line methods over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the terms of the related leases or over the useful lives of the improvements, whichever is shorter.

OTHER ASSETS
Goodwill is included in other assets and is being amortized over 15 years. Accumulated amortization at December 31, 1997 and 1996 was $8 1,000 and $12,000, respectively. Bancorp assesses the recoverability of this intangible asset by determining whether the goodwill balance can be recovered over its remaining life. Undiscounted future operating cash flows of the acquired business are considered. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting Bancorp's average cost of funds. Also included in other assets, when applicable, is real estate acquired in settlement of loans. Other real estate is carried at the lower of cost or fair value minus estimated selling costs. Any write-downs to fair value at the date of acquisition are charged to the allowance for loan losses. Expenses incurred in maintaining assets, write-downs to reflect subsequent declines in value and realized gains or losses are reflected in operations for the period.

INCOME TAXES
Bancorp accounts for income taxes using the asset and liability method. The objective of the asset and liability method is to establish deferred tax assets and liabilities for temporary differences between the financial reporting and the tax bases of Bancorp's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date.

NET INCOME PER SHARE
Effective December 31, 1997, Bancorp adopted SIAS No. 128, "Earnings Per Share", which requires the computation and disclosure of basic and diluted net income per share. Prior years' net income per share amounts have been restated to reflect the adoption of this statement. Basic net income per common share is determined by dividing net income by the weighted average number of shares of common stock outstanding. Diluted net income per share is determined by dividing net income by the weighted average number of shares of common stock outstanding plus the weighted average number of shares that would be issued upon exercise of dilutive options assuming proceeds are used to repurchase shares pursuant to the treasury stock method.

RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS
In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Also in June 1997, the Financial Accounting Standards Board issued Statement No. 13 1, "Disclosures about Segments of an Enterprise and Related Information." This statement requires reporting of certain information about operating segments. Both statements are effective in 1998.

(2) ACQUISITION

On October 1, 1996, Bancorp completed the acquisition of the Indiana Bank. The total purchase price was $2,803,000, including acquisition costs of $128,000 which exceeded the fair value of the net assets acquired by $1,041,000. The acquisition was accounted for as a purchase; accordingly, the results of the operations of the Indiana Bank prior to the acquisition have not been included in the accompanying consolidated financial statements.

(3) RESTRICTIONS ON CASH AND DUE FROM BANKS

The Banks are required to maintain an average reserve balance in cash or with the Federal Reserve Bank relating to customer deposits. At December 31, 1997, the amount of those required reserve balances was approximately $7,401,000.

(4) SECURITIES

The amortized cost and approximate market value of securities available for sale as of December 31, 1997 and 1996 follow:

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                                  Approximate
                                                        Amortized                       Unrealized                   Market
(In thousands)                                             Cost                 Gains               Losses           Value
-----------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1997
U.S. Treasury and federal agencies                      $  30,804              $  443                $  3             $31,244
Obligations of states and political subdivisions              215                   3                   -                 218
                                                        ---------              ------                ----             -------
                                                        $  31,019              $  446                $  3             $31,462
                                                        ---------              ------                ----             -------
DECEMBER 31, 1996
U.S. Treasury and federal agencies                      $  18,946              $  338                $  8             $19,276
Obligations of states and political subdivisions              165                   -                   -                 165
                                                        ---------              ------                ----             -------
                                                        $  19,111              $  338                $  8             $19,441
                                                        ---------              ------                ----             -------

The amortized cost and approximate market value of securities held to maturity as of December 31, 1997 and 1996 follow:

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                                Approximate
                                                        Amortized                    Unrealized                    Market
(in thousands)                                             Cost               Gains                Losses          Value
-----------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1997
U.S. Treasury and federal agencies                        $ 3,864                $ 33                $  -             $ 3,897
Mortgage-backed securities                                 16,826                 176                  47              16,955
Obligations of states and political subdivisions            7,962                 148                   -               8,110
                                                        ---------              ------                ----             -------
                                                          $28,652                $357                $ 47             $28,962
                                                        ---------              ------                ----             -------
DECEMBER 31, 1996
U.S. Treasury and federal agencies                        $30,100                $ 44                $ 14             $30,130
Mortgage-backed securities                                 18,361                 102                 227              18,236
Obligations of states and political subdivisions            7,618                  95                  24               7,689
                                                        ---------              ------                ----             -------
                                                          $56,079                $241                $265             $56,055
                                                        ---------              ------                ----             -------

In December 1995, Bancorp reassessed the appropriateness of the classification of securities as permitted under certain transition guidelines for SFAS No. 115. Accordingly, Bancorp transferred securities with a book value of $15,117,000 and an unrealized net gain of $370,000 from the held to maturity to the available for sale category. This transfer increased the equity portion of unrealized gain on securities available for sale by $244,000.

A summary of debt securities as of December 31, 1997 based on maturity is presented below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations. Therefore, in the case of mortgage-backed securities, the expected remaining life is reflected rather than contractual maturities.

                                                                  SECURITIES                             SECURITIES
                                                              AVAILABLE FOR SALE                      HELD TO MATURITY
-----------------------------------------------------------------------------------------------------------------------------
                                                        Amortized         Approximate           Amortized         Approximate
(In thousands)                                             Cost          Market Value              Cost          Market Value
-----------------------------------------------------------------------------------------------------------------------------
Due within one year                                      $  4,357             $ 4,364            $  3,557            $  3,565
Due after one year
  through five years                                       18,158              18,422              18,255              18,561
Due after five years
  through ten years                                         8,504               8,676               5,233               5,242
Due after ten years                                             -                   -               1,607               1,594
                                                         --------            --------            --------            --------

Securities with a carrying value of approximately $30,943,000 at December 31, 1997 and $27,117,000 at December 31, 1996 were pledged to secure public deposits and certain borrowings.

(5) LOANS

The composition of loans as of December 31, 1997 and 1996 follows:
--------------------------------------------------------------------------------
(In thousands)                                   1997                1996
--------------------------------------------------------------------------------
Commercial and industrial                      $101,030            $ 88,352
Construction and development                     21,481              22,518
Real estate mortgage                            217,830             166,574
Consumer                                         29,952              24,104
                                               --------            --------
                                               $370,293            $301,548
                                               --------            --------

The Banks' credit exposure is diversified with secured and unsecured loans to individuals, small businesses and corporations. No specific industry concentration exceeds 10% of loans. While the Banks have diversified loan portfolios, a customer's ability to honor contracts is reliant upon the economic stability and geographic region and/or industry in which that customer does business. Loans outstanding and related unfunded commitments are primarily concentrated within the Banks' market area which encompasses Louisville, Kentucky and surrounding communities including southern Indiana.

Information about impaired loans follows:

                                                                   DECEMBER 31
--------------------------------------------------------------------------------
(In thousands)                                                    1997    1996
--------------------------------------------------------------------------------
Principal balance of impaired loans                              $ 290  $  854
Impaired loans with a Statement No. 114 valuation allowance          -       4
Amount of Statement No. 114 valuation allowance                      -       4
Impaired loans with no Statement No. 114 valuation allowance       290     850
Average balance of impaired loans for year                         632   1,025
                                                                 -----   -----

Interest income on impaired loans (cash basis) was $2,000, $400 and $71,000, in 1997, 1996 and 1995, respectively.

Loans to directors and their associates, including loans to companies for which directors are principal owners, and executive officers amounted to approximately $2,602,000 and $1,824,000 at December 31, 1997 and 1996, respectively. These loans were made on substantially the same terms, and interest rates and collateral, as those prevailing at the same time for other customers. During 1997 new loans of $4,412,000 were made to officers and directors and affiliated companies, repayments amounted to $3,634,000.

An analysis of the changes in the allowance for loan losses for the years ended December 31, 1997, 1996 and 1995 follows:

                                               YEARS ENDED DECEMBER 31
--------------------------------------------------------------------------------
(In thousands)                          1997           1996           1995
--------------------------------------------------------------------------------
BALANCE AT JANUARY 1                  $ 5,155        $ 4,507        $ 3,649
Provision for loan losses               1,000            800          1,260
Allowance of acquired
 bank at acquisition date                   -             22              -
                                      -------        -------        -------
                                        6,155          5,329          4,909
                                      -------        -------        -------
Loans charged off                         284            264            530
Recoveries                                 50             90            128
                                      -------        -------        -------
Net loan charge-offs                      234            174            402
                                      -------        -------        -------
BALANCE AT DECEMBER 31                $ 5,921        $ 5,155        $ 4,507
                                      -------        -------        -------
                                      -------        -------        -------

(6) PREMISES AND EQUIPMENT

A summary of premises and equipment follows:

                                                            DECEMBER 31
--------------------------------------------------------------------------------
(In thousands)                                         1997           1996
--------------------------------------------------------------------------------
Land                                                 $ 1,433        $ 1,433
Buildings and improvements                            11,112          6,214
Furniture and equipment                                7,586          5,849
Construction in progress                                 167          2,100
                                                     -------        -------
                                                      20,298         15,596
Accumulated depreciation and amortization              6,395          5,517
                                                     -------        -------
                                                     $13,903        $10,079
                                                     -------        -------
                                                     -------        -------

(7) INCOME TAXES

Income taxes consist of the following:

                                                                          YEARS ENDED DECEMBER 31
---------------------------------------------------------------------------------------------------------
(In thousands)                                                        1997           1996          1995
---------------------------------------------------------------------------------------------------------
APPLICABLE TO OPERATIONS:
  Current                                                           $ 3,159        $ 2,573        $ 2,147
  Deferred                                                             (286)          (131)          (247)
                                                                    -------        -------        -------
Total applicable to operations                                        2,873          2,442          1,900

CHARGED (CREDITED) TO STOCKHOLDERS' EQUITY:
Unrealized gain (loss) on securities available for sale                  39            (33)           134
Stock options exercised                                                 (32)           (82)           (32)
                                                                    -------        -------        -------
                                                                    $ 2,880        $ 2,327        $ 2,002
                                                                    -------        -------        -------
                                                                    -------        -------        -------

An analysis of the difference between the statutory and effective tax rates follows:

                                                                          YEARS ENDED DECEMBER 31
---------------------------------------------------------------------------------------------------------
                                                                      1997           1996           1995
---------------------------------------------------------------------------------------------------------
U.S. Federal income tax rate                                         34.0 %          34.0 %          34.0 %
Tax exempt interest income                                           (1.3)           (1.7)           (1.9)
Other, net                                                           (2.2)            (.3)            (.2)
                                                                    -------        -------        -------
                                                                     30.5 %          32.0%           31.9%
                                                                    -------        -------        -------
                                                                    -------        -------        -------

The effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities were as follows:

                                                    DECEMBER 31
--------------------------------------------------------------------------------
(In thousands)                                1997                1996
--------------------------------------------------------------------------------
DEFERRED TAX ASSETS
Allowance for loan losses                  $ 1,789             $ 1,526
Deferred compensation                          408                 351
Other                                           42                  42
                                           -------             -------
TOTAL DEFERRED TAX ASSETS                    2,239               1,919
                                           -------             -------
DEFERRED TAX LIABILITIES
Property and equipment                         337                 347
Securities                                     340                 257
                                           -------             -------
TOTAL DEFERRED TAX LIABILITIES                 677                 604
                                           -------             -------
NET DEFERRED TAX ASSETS                    $ 1,562             $ 1,315
                                           -------             -------
                                           -------             -------

No valuation allowance for deferred tax assets was recorded as of December 31, 1997 and 1996 because Bancorp and the Banks have had sufficient taxable income to allow for utilization of the future deductible amounts within the carry-back period.

(8) DEPOSITS

Included in deposits are certificates of deposit and other time deposits in denominations of $100,000 or more in the amounts of $58,592,000 and $44,545,000 at December 31, 1997 and 1996, respectively. Interest expense related to certificates of deposit and other time deposits in denominations of $100,000 or more was $2,702,000, $2,703,000 and $1,545,000, respectively, for the years ended December 31, 1997, 1996 and 1995.

At December 31, 1997, the scheduled maturities of certificates of deposit are as follows:

--------------------------------------------------------------------------------
(In Thousands)
--------------------------------------------------------------------------------
1998                                     $ 142,184
1999                                        41,352
2000                                         3,200
2001                                         2,710
2002 and thereafter                          2,243
                                         ---------
                                         $ 191,689
                                         ---------
                                         ---------

(9) SECURITIES BORROWED UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Information concerning securities sold under agreements to repurchase is summarized as follows:

--------------------------------------------------------------------------------
(Dollars in thousands)                        1997                1996
--------------------------------------------------------------------------------
Average balance during the year           $ 12,481            $ 12,437
Average interest rate during the year         4.95%               4.98%
Maximum month-end balance
 during the year                          $ 12,265            $ 13,289
                                          --------            --------
                                          --------            --------

(10) LONG-TERM DEBT

In connection with its 1996 acquisition of the Indiana Bank, Bancorp borrowed $2,200,000 of which $2,090,000 was outstanding at December 31, 1996. This note was paid in full during 1997. During 1997 Bancorp established a $6,000,000 line of credit with a correspondent bank. The balance on this loan at December 31, 1997 was $1,800,000. The interest rate on the line was 7.5875% at December 31, 1997 and is indexed to LIBOR with payments due quarterly. The terms of the note include a number of financial and general covenants, including capital and return on asset requirements as well as restrictions on additional long term debt, future mergers and significant dispositions without the consent of the lender. The note is renewable on an annual basis.

The Kentucky Bank also has subordinated debentures outstanding amounting to $315,000 and $607,000 at December 31, 1997 and 1996, respectively. These are due in October 2049. Interest on these debentures is at a variable rate equal to one percent less than the Bank's prime rate adjusted annually on January 1. The Bank's prime rate was 8.25% at December 31, 1997. The debentures are subordinated to the claims of creditors and depositors of the Bank and are subject to redemption by the Bank at the principal amount outstanding, upon the earlier of the death of the registered owners, or an event of default by the registered owners with respect to loans from the Bank.

(11) NET INCOME PER SHARE AND COMMON STOCK DIVIDENDS

The following table reflects the numerators (net income) and denominators (average shares outstanding) for the basic and diluted net income per share computations:

 --------------------------------------------------------------------------------
(In thousands, except per share data)      1997           1996           1995
--------------------------------------------------------------------------------
Net income, basic and diluted            $6,534         $5,179         $4,056
                                         ------         ------         ------
                                         ------         ------         ------
Average shares outstanding                3,276          3,267          3,247
Effect of dilutive securities               120             98             76
                                         ------         ------         ------
Average shares outstanding including
 dilutive securities                      3,396          3,365          3,323
                                         ------         ------         ------
                                         ------         ------         ------
Net income per share, basic              $ 1.99         $ 1.58         $ 1.25
                                         ------         ------         ------
                                         ------         ------         ------
Net income per share, diluted            $ 1.92         $ 1.54         $ 1.22
                                         ------         ------         ------
                                         ------         ------         ------

In August 1996, the Board of Directors declared a 2-for-1 stock split to be effected in the form of a 100% stock dividend. The split resulted in the issuance of 1,635,715 shares of common stock in September 1996. All per share information herein reflects the adjusted number of common shares outstanding.

(12) ADVANCES FROM THE FEDERAL HOME LOAN BANK

The Kentucky Bank has an agreement with the Federal Home Loan Bank of Cincinnati
(FHLB) which enables this Bank to borrow under terms to be established at the time of the advance. Advances from the FHLB would be collateralized by certain first mortgage loans under a blanket mortgage collateral agreement and FHLB stock. The Bank has not taken any advances under this agreement.

(13) EMPLOYEE BENEFIT PLANS

The Banks have an employee stock ownership plan, a money purchase plan and a deferred income (401 (k)) profit sharing plan. The plans are defined contribution plans and are available to all employees meeting certain eligibility requirements. Expenses of the plans for 1997, 1996 and 1995 were $702,000, $553,000 and $457,000, respectively. Contributions are made in accordance with the terms of the plans.

The Kentucky Bank also sponsors an unfunded, non-qualified, defined benefit retirement plan for certain key officers. At December 31, 1997 and 1996 the accumulated benefit obligation for this plan was $1,369,000 and $1,334,000, respectively. Expenses of the plan were $130,000 in 1997, $160,000 in 1996, $71,000 in 1995.

Obligations for other post-retirement and post-employment benefits are not significant.

(14) STOCK OPTIONS

In 1995 shareholders approved a stock incentive plan which provides for granting of options to Bank employees and nonemployee directors to purchase up to 160,000 shares of common stock. Under this plan, options for 130,700 shares were granted in 1995 and 1997 leaving 29,300 shares available for future grant. Bancorp also has a stock option plan under which all options have been granted. Any options granted which do not vest immediately are subject to a vesting schedule of 20% per year. The options granted at $1.722 per share were granted below market value of common stock at time of grant and do not expire. All other options were granted at the market value of common stock at the time of grant and expire ten years after the date of grant.

Activity with respect to outstanding options follows.

--------------------------------------------------------------------------------
                                                          WEIGHTED AVERAGE
(IN THOUSANDS)                            SHARES           PRICE PER SHARE
--------------------------------------------------------------------------------
Outstanding at December 31, 1994         93,392                $  6.27
Granted in 1995                         109,200                  14.92
Exercised in 1995                       (14,046)                  7.04
                                        -------
Outstanding at December 31, 1995        188,546                  11.22
Exercised in 1996                       (16,812)                  4.43
                                        -------
Outstanding at December 31, 1996        171,734                  11.88
Granted in 1997                          21,500                  29.00
Exercised in 1997                        (5,552)                 13.36
Forfeited in 1997                        (3,900)                 14.50
                                        -------
Outstanding at December 31, 1997        183,782                  13.81
                                        -------                -------
                                        -------                -------

The weighted average fair value of options granted in 1997 and 1995 was $7.81 and $8.51, respectively.

Options outstanding at December 31, 1997 were as follows:

--------------------------------------------------------------------------------
Option price per share      Expiration      Shares        Options exercisable
--------------------------------------------------------------------------------
   $ 1.722                     none         31,880              31,880
     7.715                     1998          2,904               2,904
     8.677                     2001          3,238               3,238
    12.841                     2004         25,360              15,216
    14.500                     2005         77,400              56,880
    16.750                     2005         22,000               8,800
    29.000                     2007         21,000               6,000
                                           -------             -------
                                           183,782             124,918
                                           -------             -------
                                           -------             -------

                                         32

Bancorp applies the provisions of APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock options granted at the market value of common stock at the time of grant. Had compensation cost for Bancorp's stock-based compensation plans been determined consistent with SFAS No. 123, Bancorp's net income and income per share would have been as follows:


--------------------------------------------------------------------------------
(in thousands except per share amounts)       1997           1996         1995
--------------------------------------------------------------------------------
Net income as reported                    $  6,534       $  5,179     $  4,056
Net income proforma                          6,395          5,056        3,933
Income per share, basic as reported           1.99           1.58         1.25
Income per share, basic proforma              1.95           1.55         1.21
Income per share, diluted as reported         1.92           1.54         1.22
Income per share, diluted proforma            1.88           1.54         1.21
                                          --------       --------     --------
                                          --------       --------     --------

The fair value of each option grant is estimated as of the date of grant using the Black-Scholes option pricing model. Assumptions used for grants in 1997 and 1995 were dividend yield of 1.56% and 1.78%; expected volatility of 16.11% and 16.40%; risk free interest rate of 6.25% and 5.70%; and expected life of 7 years and 8 years, respectively.

(15) DIVIDEND RESTRICTION

Bancorp's principal source of funds is dividends received from the Banks. Under applicable banking laws, bank regulatory authorities must approve the declaration of dividends in any year if such dividends are in an amount in excess of the sum of net income of that year and retained earnings of the preceding two years. At January 1, 1998, the retained earnings of the Banks available for payment of dividends without regulatory approval were approximately $8,432,000.

(16) COMMITMENTS AND CONTINGENT LIABILITIES

As of December 31, 1997, the Banks had various commitments and contingent liabilities outstanding which arose in the normal course of business, such as standby letters of credit and commitments to extend credit, which are properly not reflected in the consolidated financial statements. In management's opinion, commitments to extend credit of $86,887,000, including standby letters of credit of $10,021,000 represent normal banking transactions, and no significant losses are anticipated to result therefrom. The Banks' exposure to credit loss in the event of nonperformance by the other party to these commitments is represented by the contractual amount of these instruments. The Banks use the same credit and collateral policies in making commitments and conditional guarantees as for on-balance sheet instruments. Market risk arises on fixed rate commitments if interest rates move adversely subsequent to the extension of the commitment.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Banks upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements.

Also, as of December 31, 1997 there were various pending legal actions and proceedings in which claims for damages are asserted. Management, after discussion with legal counsel, believes the ultimate result of these legal actions and proceedings will not have a material adverse effect on the consolidated financial position or results of operations of Bancorp.

The Kentucky Bank leases certain facilities and improvements under non-cancelable operating leases. Future minimum lease commitments for these leases are $505,000 in 1998, $461,000 in 1999, $424,000 in 2000, $424,000 in
2001, $425,000 in 2002 and $2,069,000 in the aggregate thereafter. Rent expense, net of sublease income, was $306,000 in 1997, $329,000 in 1996 and $446,000 in
1995.

(17) FINANCIAL INSTRUMENTS - INTEREST RATE CONTRACTS

Bancorp manages its exposure to market risk, in part, by using interest rate contracts to modify the existing rate characteristics of its variable rate loan portfolio. The notional amount of the interest rate contract represents an agreed upon amount on which calculations of interest payments to be exchanged are based. The notional amount is significantly greater than the amount at risk. The cost of replacing contracts in an unrealized gain position is the measurement of credit risk. Bancorp's contracts are with a counterparty with high credit ratings and, as of December 31, 1997, the counterparty is expected to meet its obligations.

At December 31, 1997, Bancorp had entered into an interest rate collar contract with notional amounts totaling $100 million which matures in December, 1999. Under this contract, the Kentucky Bank sold an interest rate cap on prime at 9% on $50 million of loans and bought an interest rate floor on prime at 8% on $50 million of loans. If the monthly average of the prime interest rate exceeds 9% for any month in the contract, the Bank would pay the counterparty the difference between the monthly average prime rate and 9%. Conversely, if the monthly average of prime declines below 8%, the Bank would receive from the counterparty the difference between the monthly average prime rate and 8%. Net receipts or payments under the contracts are recognized as adjustments to interest income on loans. This contract had no effect on interest income in 1997.

At December 31, 1996, Bancorp had entered into an interest rate swap contract with a notional amount totaling $20 million. The contract had a two year maturity; however, it was terminated during 1997. Under the contract, Bancorp received or paid the difference between the floating prime rate and rates stated in the contract. Net receipts or payments under the contract were recognized as adjustments to interest income on loans. The contract increased interest income by $48,000 in 1997 and $74,000 in 1996.

(18) FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of Bancorp's financial instruments at December 31 are as follows:

                                                    1997                         1996
-----------------------------------------------------------------------------------------------
                                          Carrying         Fair         Carrying          Fair
(In thousands)                             Amount          Value         Amount           Value
-----------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Cash and short-term investments          $  24,153      $  24,153      $  19,848      $  19,848
Securities                                  60,114         60,424         75,520         75,496
Loans                                      364,372        364,816        296,393        299,325

FINANCIAL LIABILITIES
Deposits                                 $ 417,571      $ 418,648      $ 355,251      $ 356,618
Short-term borrowings                       18,167         18,167         22,396         22,396
Long-term debt                               2,115          2,115          2,697          2,697

OFF BALANCE SHEET FINANCIAL INSTRUMENTS
Commitments to extend credit                     -              -              -              -
Standby letters of credit                        -            150              -            160
Interest rate contracts                          -              -              -             99
                                         ---------      ---------      ---------      ---------
                                         ---------      ---------      ---------      ---------

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value.

CASH, SHORT-TERM INVESTMENTS AND SHORT-TERM BORROWINGS
For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

SECURITIES
For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities or dealer quotes.

LOANS
The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSITS
The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

LONG-TERM DEBT
Rates currently available to Bancorp for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT
The fair values of commitments to extend credit are estimated using fees currently charged to enter into similar agreements and the creditworthiness of the customers. The fair values of standby letters of credit are based on fees currently charged for similar agreements or the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

INTEREST RATE CONTRACTS
The fair value of interest rate contracts the estimated amount, based on market quotes, that Bancorp would receive to terminate the agreement at the reporting date, considering interest rates and the remaining term of the agreement.

LIMITATIONS
The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of Bancorp's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(19) REGULATORY MATTERS

The Banks are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators. If undertaken, these measures could have a direct material effect on a bank's financial statements. Under capital adequacy guidelines, a bank must meet specific capital guidelines that involve quantitative measures of a bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require banks to maintain minimum amounts and ratios of total and Tier I capital to risk weighted assets and Tier I capital to average assets. Management believes, as of December 31, 1997, that both Banks meet all capital adequacy requirements to which they are subject.

As of December 1997 and 1996, the most recent notifications from each Bank's primary regulator categorized the Banks as well capitalized under the regulatory framework. To be categorized as well capitalized, the Banks must maintain a total risk-based capital ratio of at least 10%; a Tier I ratio of at least 6%; and a leverage ratio of at least 5%. There are no conditions or events since those notifications that management believes have changed the institutions' categories.

A summary of Bancorp's and the Banks' capital ratios at December 31, 1997 and 1996 follows:


                                          1997                    1996
--------------------------------------------------------------------------------
                                         Actual                  Actual
--------------------------------------------------------------------------------
(Dollars in thousands)            Amount       Ratio       Amount       Ratio
--------------------------------------------------------------------------------
Total risk-based capital (1)
  Consolidated                   $40,596       11.04%    $ 34,833       11.27%
  Kentucky Bank                   39,569       10.94       34,557       11.26
  Indiana Bank                     1,834       30.14        1,777       76.46
Tier I risk-based capital (1)
  Consolidated                    35,666        9.70       30,345        9.82
  Kentucky Bank                   34,717        9.60       30,099        9.81
  Indiana Bank                     1,830       30.08        1,766       75.99
Leverage (2)
  Consolidated                    35,666        7.57       30,345        7.90
  Kentucky Bank                   34,717        7.70       30,099        7.86
  Indiana Bank                     1,830       12.33        1,766       23.10
                                 -------       -----     --------       -----
                                 -------       -----     --------       -----

(1) Ratio is computed in relation to risk-weighted assets.
(2) Ratio is computed in relation to average assets.

(20) S.Y. BANCORP, INC. (PARENT COMPANY ONLY)

CONDENSED BALANCE SHEETS


                                                             DECEMBER 31
--------------------------------------------------------------------------------
(In thousands)                                          1997             1996
--------------------------------------------------------------------------------
ASSETS
Cash on deposit with subsidiary bank                $    346         $    161
Investment in subsidiary banks                        37,798           33,113
Dividend receivable                                      394              327
Other assets                                             966              680
                                                    --------         --------

TOTAL ASSETS                                        $ 39,504         $ 34,281
                                                    --------         --------
                                                    --------         --------

LIABILITIES AND STOCKHOLDERS' EQUITY
Dividends payable                                   $    394         $    327
Other liabilities                                        393              270
Long-term debt                                         1,800            2,090
Stockholders' equity                                  36,917           31,594
                                                    --------         --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $ 39,504         $ 34,281
                                                    --------         --------
                                                    --------         --------

CONDENSED STATEMENTS OF INCOME

                                                  YEARS ENDED DECEMBER 31
--------------------------------------------------------------------------------
(In thousands)                                1997           1996          1995
--------------------------------------------------------------------------------
Income - Dividends from subsidiary bank    $ 2,046       $  1,458       $ 1,169
Expenses                                       187            130            83
                                           -------       --------       -------
Income before income taxes and
  equity in undistributed net
  income of subsidiaries                     1,859          1,328         1,086
Income tax benefit                              64             44            28
                                           -------       --------       -------
Income before equity in
  undistributed net income
  of subsidiaries                            1,923          1,372         1,114
Equity in undistributed net
  income of subsidiaries                     4,611          3,807         2,942
                                           -------       --------       -------
NET INCOME                                 $ 6,534       $  5,179       $ 4,056
                                           -------       --------       -------
                                           -------       --------       -------

CONDENSED STATEMENTS OF CASH FLOWS

                                                                YEARS ENDED DECEMBER 31
-----------------------------------------------------------------------------------------------
(In thousands)                                               1997          1996            1995
-----------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                               $  6,534       $ 5,179         $ 4,056
Adjustment to reconcile net income to net cash
provided by operating activities
  Equity in undistributed net income of subsidiaries       (4,611)       (3,807)         (2,942)
  Increase in dividend receivable                             (67)           (2)            (66)
  Increase in other assets                                   (320)         (146)           (154)
  Increase in other liabilities                               190           142             128
                                                         --------       -------         -------
NET CASH PROVIDED BY OPERATING ACTIVITIES                   1,726         1,366           1,022
                                                         --------       -------         -------

CASH FLOWS FROM FINANCING ACTIVITIES
Acquisition of subsidiary                                       -        (2,803)              -
Issuance of common stock                                      257            91              99
Cash dividends paid                                        (1,508)       (1,306)         (1,103)
Proceeds from long-term debt                                1,800         2,200               -
Repayments of long-term debt                               (2,090)         (110)              -
                                                         --------       -------         -------
NET CASH USED IN FINANCING ACTIVITIES                      (1,541)       (1,928)         (1,004)
                                                         --------       -------         -------
NET INCREASE (DECREASE) IN CASH                               185          (562)             18
CASH AT BEGINNING OF YEAR                                     161           723             705
                                                         --------       -------         -------
CASH AT END OF YEAR                                      $    346       $   161         $   723
                                                         --------       -------         -------
                                                         --------       -------         -------

REPORT OF INDEPENDENT AUDITORS

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS
S.Y. BANCORP, INC.:

We have audited the accompanying consolidated balance sheets of S.Y. Bancorp, Inc. (Bancorp) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of S.Y. Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                    KPMG PEAT MARWICK LLP

January 23, 1998
Louisville, Kentucky

MANAGEMENT'S REPORT ON CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated financial statements and other financial data were prepared by the management of S.Y. Bancorp, Inc. (Bancorp), which has the responsibility for the integrity of the information presented. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts that are the best estimates and judgments of management with consideration given to materiality.

Management is further responsible for maintaining a system of internal controls designed to provide reasonable assurance that the books and records reflect the transactions of Bancorp and that its established policies and procedures are carefully followed. Management believes that Bancorp's system, taken as a whole, provides reasonable assurance that transactions are executed in accordance with management's general or specific authorization; transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; access to assets is permitted only in accordance with management's general or specific authorization, and the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Management also seeks to assure the objectivity and integrity of Bancorp's financial data by the careful selection and training of qualified personnel, an internal audit function and organizational arrangements that provide an appropriate division of responsibility.

Bancorp's independent auditors, KPMG Peat Marwick LLP, have audited the consolidated financial statements. Their audit was conducted in accordance with generally accepted auditing standards, which provide for consideration of Bancorp's internal controls to the extent necessary to determine the nature, timing, and extent of their audit tests.

The Board of Directors pursues its oversight role for the consolidated financial statements through the Audit Committee. The Audit Committee meets periodically and privately with management, the internal auditor, and the independent auditors to review matters relating to financial reporting, the internal control systems, and the scope and results of audit efforts. The internal and independent auditors have unrestricted access to the Audit Committee, with and without the presence of management, to discuss accounting, auditing, and financial reporting matters. The Audit Committee also recommends the appointment of the independent auditors to the Board of Directors.


/s/David H. Brooks

David H. Brooks
Chairman and Chief Executive Officer

/s/David P. Heintzman

David P. Heintzman
President

/s/Nancy B. Davis

Nancy B. Davis
Senior Vice President
and Chief Financial Officer